SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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PS BUSINESS PARKS, INC.

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PSBUSINESS PARKS PROXY STATEMENT

PSBUSINESSPARKS.

701 Western Avenue

Glendale, California 91201

March 20, 2020

Dear fellow shareholders:

On behalf of the Board of Directors of PS Business Parks, Inc., I am pleased to invite you to our 2020 Annual Meeting of Shareholders on Wednesday, April 22, 2020, at 11:30 a.m., Pacific Time, at the Westin Pasadena in Pasadena, California.

This letter includes the official notice of meeting, proxy statement, and form of proxy. The proxy statement describes in detail the matters listed in the notice of meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we hope you vote as soon as possible. You may vote your shares over the Internet, by telephone, or, if you elect to receive printed proxy materials, by mail by following the instructions on the proxy card or the voting instruction card. Of course, even if you vote your shares ahead of time, you may still attend the meeting.

Thank you for your continued support of PS Business Parks, Inc. We look forward to seeing you at our 2020 Annual Meeting.

Sincerely,

Maria R. Hawthorne

President and Chief Executive Officer

NOTICE OF THE 2020 ANNUAL MEETING OF SHAREHOLDERS

March 20, 2020

To our shareholders:

We invite you to attend the 2020 Annual Meeting of Shareholders of PS Business Parks, Inc.

Date	Wednesday, April 22, 2020
Time	11:30 a.m., Pacific Time

Place	The Westin Pasadena
191 North Los Robles Avenue
Pasadena, California 91101
Matters to be Voted On	● Election of Directors ● Advisory vote to approve executive compensation ● Ratification of Ernst & Young LLP as our independent registered public accounting firm for 2020
● Any other matters that may properly be brought before the meeting
Record Date	Close of business on February 28, 2020
Proxy Materials	The notice of meeting, proxy statement, and Annual Report on Form 10-K are available free of charge at the Investor Relations section of psbusinessparks.com

If you hold your shares in street name and do not provide voting instructions, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. See “How Proxies will be Voted” on page 68 of this Proxy Statement.

We sent a proxy statement to shareholders of record at the close of business on February 28, 2020, together with an accompanying form of proxy card and Annual Report, on or about March 20, 2020. Whether or not you expect to attend, we urge you to sign, date, and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

On behalf of the Board of Directors,

Jeffrey D. Hedges

Executive Vice President,

Chief Financial Officer, and Secretary

Important Notice Regarding Availability of Proxy Materials for the 2020 Annual Meeting: This Proxy Statement and our 2019 Annual Report are available at the Investor Relations section of our website, psbusinessparks.com.

2020 PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement and does not contain all the information you should consider. You should carefully read the entire proxy statement before voting.

PROXY STATEMENT

Your vote is very important. The Board of Directors (the Board) of PS Business Parks, Inc. (the Company, PS Business Parks, or PSB) requests that you allow the proxies named on the proxy card to represent your PS Business Parks shares of Common Stock (Common Stock).

At the Board’s direction, our management has prepared this proxy statement, which is being sent or made available to you and our other shareholders on or about March 20, 2020.

ANNUAL MEETING OVERVIEW

Voting Matters

Proposal	Board Recommendation	Vote Required	Page

Election of Directors (Proposal 1)	FOR each nominee	Majority of votes cast (1)	7

Advisory Vote to Approve Compensation of Named Executive Officers (Proposal 2)	FOR	Non-binding vote	29

Ratification of Ernst & Young LLP as independent registered public accounting firm (Proposal 3)	FOR	Majority of votes cast	63

(1)	Directors not receiving a majority of votes are required to submit their resignation to be considered by the Board.

PS Business Parks • 2020 Proxy Statement • 1

Company Overview and Performance Highlights

COMPANY OVERVIEW AND PERFORMANCE HIGHLIGHTS

PS Business Parks, Inc. (NYSE: PSB), is a real estate investment trust (REIT) that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. The Company wholly owns 27.5 million rentable square feet (RSF) concentrated in 12 submarkets spread across six states and holds a 95% interest in a 395-unit apartment complex.

In 2019, the Company’s senior management delivered strong operating performance and further positioned the Company for continued long-term value creation. Our successful execution on the Company’s strategy was directly responsible for the following key financial results:

Total Shareholder Return	Total Rental Income	Same Park Rental Income	Core FFO per Share

29.1% vs. 28.7% NAREIT Equity Index return	3.9% increase	4.9% increase	4.8% increase

Net Operating Income (NOI) (1)	Same Park NOI	Common Dividends per Share	Credit Rating

7.9% Increase	4.9% increase	10.5% increase	“A-” one of the highest rated REITs

(1)	Excluding NOI from assets sold and held for sale

Our executive team continued to drive superior total shareholder returns (TSR) in 2019. As the following chart shows, $100 invested in PS Business Parks on December 31, 2014, would have been valued at $238.17 as of December 31, 2019.

$240 $220 $200 $180 $160 $140 $120 $100 $80 $60 2014 2015 2016 2017 2018 2019 PSB $100.00 $113.07 $155.02 $170.99 $184.50 $238.17 NAREIT Equity Index $100.00 $102.83 $111.70 $121.39 $116.48 $149.86 S&P 500 Index $100.00 $101.38 $113.51 $138.29 $132.23 $173.86

(1)	TSR assumes common share price appreciation plus reinvestment of dividends

PS Business Parks • 2020 Proxy Statement • 2

Company Overview and Performance Highlights

Other highlights relating to the Company’s performance and compensation program include the following:

We accomplished key initiatives that positioned the Company for long-term performance

•  We enhanced and optimized our presence in key markets by acquiring three parks and adding 696,000 net rentable square feet to our portfolio. We also made substantial progress on the next phase of multifamily development at our property at The Mile in Tysons, Virginia.

•  We optimized the use of our in-house leasing teams to minimize make-ready and leasing costs.

•  We hired and developed outstanding team members to lease and manage all of our properties and deliver leasing cost efficiencies and market-leading performance.

•  We continued to maintain a conservative balance sheet that is structured with minimal debt and the use of permanent preferred equity. We are one of very few REITs that maintain an S&P corporate credit rating of “A-,” which significantly enhances our liquidity and access to capital through various operating cycles.

Our compensation program is rigorous, long-term focused, and tied to performance and value creation

•  Our compensation program reflects the Board’s philosophy of paying for performance and incentivizing our executive officers to create long-term shareholder value.

•  A significant portion of the regular annual compensation for our named executive officers (NEOs) is tied to the achievement of performance goals that are key drivers to the success of our business.

•  Equity award grants to NEOs are subject to longer vesting periods (four or five years) to align our NEOs’ realized compensation with shareholder value.

•  We have robust stock ownership guidelines for named executive officers (NEOs) and directors.

PS Business Parks • 2020 Proxy Statement • 3

Company Overview and Performance Highlights

OUR COMMITMENT TO ENVIRONMENTAL STEWARDSHIP AND SUSTAINABILITY, SOCIAL RESPONSIBILITY, AND GOOD GOVERANCE PRACTICES

PS Business Parks believes that a strong commitment to environmental stewardship and sustainability, social responsibility, and good governance practices is good for our business and benefits our shareholders, employees, partners, and other stakeholders. Below are highlights of our primary areas of focus and initiatives.

E	ENVIRONMENTAL. We are committed to growing and operating our business in an environmentally responsible and sustainable way.

Buildings and Footprint

•   We employ “on demand” controls and energy management systems, including occupancy sensors, photocell sensors, dimmers, and timers to maximize energy efficiency

•   We use real-time energy management programs to collect energy consumption data, identify energy reduction opportunities, and incorporate “quick solutions” to inefficiently programmed systems

•   New developments are LEED Certified

•   We use trash compactors to reduce recycling pickups and train staff on facility protocols that simplify and maximize waste segregation and safe disposal, including the safe disposal of electronics

•   During construction, we reuse existing material when possible and use ultra-low or no VOC paint

•   Since 2010, we invested $13.5 million to replace approximately 1,260 HVAC Roof Top Units (RTUs), wall units or heat pumps

•   We employ optimum start/stop programs to achieve temperature setbacks and increases during the night, weekends, and holidays

•   We minimize “building envelope” energy leaks by using environmentally safe sealant, tinting windows to maximum efficiency, and replacing the large majority of roofs with reflective “cool roofs” that may reduce energy consumption by up to 20%; since 2010, we have invested $12.7 million to replace 65 roofs

•   Since 2010, we have invested $8.6 million to replace over 320 major HVAC components, such as chillers, cooling towers, and compressors with high efficiency equipment

Waste and Recycling

•   We reduce the use of single-purpose plastic at our facilities by purchasing reusable water bottles for each of our employees, eliminating consumption of over 25,000 plastic water bottles at our properties annually

•   We reduce water consumption with efficient low flow and motion sensor plumbing devices, efficient irrigation systems, and the conversion of retention ponds to ecofriendly environments and systems

S	SOCIAL. We are committed to investing in our employees and building customer, investor, and community relationships.

•   We are an Affirmative Action and Equal Opportunity Employer

•   Highly competitive compensation packages, with 70% of our exempt employees having received stock grants

•   Comprehensive and competitive health benefits for all full-time employees and dependents

•   Regular engagement with and outreach to employees, customers, investors, and our communities

•   Robust talent recruitment and employee development program

•   Employee wellness initiatives

•   Employee volunteers in our communities

•   Gender and racial diversity at all employee levels: 44% of employees are non-white, with 40% in a supervisory role, and 49% of employees are women, with 45% of in a supervisory role; our President and CEO is a woman and diverse

•   30% of our Board is female

•   Our workforce has generational diversity: 52% millennials (aged 24-42), 24% generation X (aged 43-54), and 22% baby boomers (aged 55-73)

PS Business Parks • 2020 Proxy Statement • 4

Company Overview and Performance Highlights

G	GOVERNANCE. The Company follows the corporate governance best practices highlighted below.

•   Substantial majority of independent directors

•   Annual election of directors/no classified board

•   Executive sessions of non-management directors

•   Oversight of risk by the full Board

•   Presiding Independent Director

•   Robust stock ownership requirements

•   Annual Board and committee self-evaluations

•   No employment agreements with officers

•   No poison pill

•   Anti-short-sale and anti-hedging policies

•   Executive compensation is tied to performance

•   All Audit Committee members are independent and financial experts

•   Robust Clawback Policy applying to all incentive compensation

•   Board members with diverse experiences, including fields of specialty in finance, real estate, executive recruitment, banking, talent management, and governance

•   Code of Ethics for Senior Financial Executives

•   Code of Conduct for Employees and Directors

PS Business Parks • 2020 Proxy Statement • 5

Proposal 1:

Election of Directors

Our Board has nominated ten directors, who, if elected by shareholders at our Annual Meeting, have agreed to serve until next year’s Annual Meeting. All nominees are currently directors of the Company.
RECOMMENDATION: Vote FOR all nominees

PS Business Parks • 2020 Proxy Statement • 7

Proposal 1: Election of Directors

PROPOSAL 1:

ELECTION OF DIRECTORS

Executive Summary

In evaluating potential candidates for service on the Board, the Nominating/Corporate Governance Committee of our Board (the Nominating/Corporate Governance Committee) and the Board have and exercise broad discretion to select director candidates who will best serve the Board and PS Business Parks in the current and anticipated business environment. The goal in the vetting and nomination process is to achieve an appropriate balance of knowledge, experience, diversity, and capability on the Board. The Board, through the Nominating/Corporate Governance Committee, considers the following experience, qualifications, attributes, and skills of both potential director nominees and existing members of the Board:

• Senior leadership experience	• Governance experience

• Accounting/financial expertise	• Executive recruitment, compensation, and development experience

• Public company board experience	• Legal and regulatory compliance expertise

• Industry experience	• Real estate development experience

• Operational management experience	• Mergers and acquisitions experience

• Capital markets/investment banking expertise	• Diversity (gender, race, nationality, and other attributes)

• Technology expertise

Our director nominees have qualifications, skills, and experience relevant to our business. Each director has experience, mainly at senior executive levels, in other organizations, and a majority of the directors hold or have held directorships at other U.S. public companies. Most of our directors have served as chief executive officers and all have demonstrated superb leadership, intellectual, and analytical skills gained from deep experience in management, finance, and corporate governance.

About the Director Nominees

The Nominating/Corporate Governance Committee recommended, and the Board has nominated, each of our incumbent directors for re-election to the Board. Our shareholders elected eight of the ten nominees at our 2019 annual meeting. The Board appointed the other two nominees in July 2019. Seven of the ten nominees are independent. If elected, each of the ten nominees will serve for the one-year term beginning with our 2020 Annual Meeting, or until their successors, if any, are elected or appointed. Each nominee has agreed to serve if elected.

PS Business Parks • 2020 Proxy Statement • 8

Proposal 1: Election of Directors

Nominees Qualifications

The Nominating/Corporate Governance Committee has recommended to the Board, and the Board has nominated, the ten incumbent directors listed below for re-election to the Board. The Board believes that these nominees provide the Company with the combined skills, experience, and personal qualities needed for an effective and engaged Board. We recommend that you vote FOR each nominee.

The Board has nominated ten directors, seven of whom are independent.

Nominee	Age	Principal Business Background	Director Since	Committee Membership

Ronald L. Havner, Jr.	62	Chairman of the Board and Former CEO of Public Storage and PS Business Parks, Inc.	1998

Maria R. Hawthorne	60	President and Chief Executive Officer of PS Business Parks, Inc.	2016

Jennifer Holden Dunbar (Independent Director)	57	Co-Founder and Managing Director of Dunbar Partners, LLC	2009	Audit, Capital, and Compensation (Chair)

James H. Kropp (Independent Director)	71	Retired Chief Investment Officer at SLKW Investments LLC and Retired Chief Financial Officer of Microproperties LLC	1998	Compensation and Nominating/Corporate Governance

Kristy M. Pipes (Independent Director)	60	Retired Managing Director and Chief Financial Officer of Deloitte Consulting	2019	Audit and Nominating/Corporate Governance

Gary E. Pruitt (Independent Director)	70	Retired Chairman and Chief Executive Officer of Univar N.V.	2012	Audit (Interim Chair)

Robert S. Rollo (Presiding Independent Director for 2020)(1)	72	Retired Senior Partner of Heidrick and Struggles	2013	Nominating/Corporate Governance (Chair) and Compensation

Joseph D. Russell, Jr.	60	Chief Executive Officer and President of Public Storage and former Chief Executive Officer and President of PS Business Parks, Inc.	2003	Capital

Peter Schultz (Independent Director)	72	Retired Chief Executive Officer of The Beacon Group, Inc.	2012	Audit and Capital (Chair)

Stephen W. Wilson (Independent Director)	63	Retired Executive Vice President – Development of AvalonBay Communities, Inc.	2019	Audit and Capital

(1)	Please see “Corporate Governance and Board Matters—Presiding Independent Director” on page 18.

PS Business Parks • 2020 Proxy Statement • 9

Proposal 1: Election of Directors

Age: 62 Director since: 1998 Director Qualification Highlights: Extensive leadership experience Extensive company and industry knowledge

Ronald L. Havner, Jr.,

Chairman of the Board of Public Storage

Mr. Havner has been Chairman of the Board of PS Business Parks since March 1998 and previously served as the Company’s Chief Executive Officer. Mr. Havner has been Chairman of the Board of Public Storage (NYSE: PSA), a PS Business Parks affiliate, since August 2011 and was Chief Executive Officer from November 2002 until his retirement effective January 1, 2019. Mr. Havner serves as Chairman of the Board of another PS Business Parks affiliate, Shurgard Self Storage SA (EURONEXT: SHUR) (Shurgard) since completion of its initial public offering in October 2018. Mr. Havner also serves as a director of AvalonBay Communities, Inc. (NYSE: AVB) and served as director of California Resources Corp. (NYSE: CRC) from December 2014 to May 2018. Mr. Havner was the 2014 Chairman of the Board of Governors of the National Association of Real Estate Investment Trusts, Inc. (NAREIT).

In considering the nomination of Mr. Havner for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Havner’s extensive leadership experience, his knowledge of the Company and the industry from his service as Chairman since 1998 and as the Company’s previous Chief Executive Officer, and his public company board experience.

Age: 60 Director since: 2016 Director Qualification Highlights: Extensive company knowledge Extensive operational and leadership experience

Maria R. Hawthorne

President and Chief Executive Officer of PS Business Parks

Ms. Hawthorne has served as Chief Executive Officer and President of the Company since July 2016 and August 2015, respectively. In addition, Ms. Hawthorne also served as the Company’s acting Chief Financial Officer (CFO) from September 2017 to September 2018. Ms. Hawthorne was elected as a member of our Board in July 2016. Ms. Hawthorne previously served as Executive Vice President, Chief Administrative Officer of the Company from July 2013 to August 2015. Prior to that, Ms. Hawthorne served as the Company’s Executive Vice President, East Coast, from February 2011 to July 2013. Ms. Hawthorne served as the Company’s Senior Vice President from March 2004 to February 2011, with responsibility for property operations on the East Coast, including Northern Virginia, Maryland, and South Florida. From June 2001 through March 2004, Ms. Hawthorne was a Vice President of the Company, responsible for property operations in Virginia. From July 1994 to June 2001, Ms. Hawthorne was a Regional Manager of the Company in Virginia. From August 1988 to July 1994, Ms. Hawthorne was a General Manager, Leasing Director, and Property Manager for American Office Park Properties. Ms. Hawthorne also serves as director on the Executive Board of NAREIT. Ms. Hawthorne earned a Bachelor of Arts Degree in International Relations from Pomona College.

PS Business Parks • 2020 Proxy Statement • 10

Proposal 1: Election of Directors

In considering the nomination of Ms. Hawthorne for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Ms. Hawthorne’s leadership experience and Company knowledge. As the only director who is also a member of the PS Business Parks executive management team, Ms. Hawthorne provides management’s perspective in Board discussions about the operations and strategic direction of the Company.

Age: 57 Director since: 2009 Committees: Audit, Capital, and Compensation (Chair) Director Qualification Highlights: Extensive financial expertise Experience in private equity, investments, and M&A

Jennifer Holden Dunbar

Co-Founder and Managing Director of Dunbar Partners, LLC

Ms. Dunbar has been a director of PS Business Parks since February 2009. From 1994 to 1998, Ms. Dunbar was a partner with Leonard Green and Partners, L.P., a private equity firm she first joined in 1989. Ms. Dunbar has served as Co-Founder and Managing Director of Dunbar Partners, LLC, an investment and advisory services firm, since March 2005. Ms. Dunbar is also a director of Big 5 Sporting Goods Corporation (NASDAQ: BGFV), where she serves on the compensation committee and chairs the nominating and corporate governance committee. Ms. Dunbar has served on the boards of trustees of various funds in the PIMCO Funds complex since April 2015 (overseeing 150 mutual funds and ETFs as of December 31, 2019), where she chairs the investment performance committee and is a member of the audit, governance and valuation oversight committees. Each of the PIMCO entities is a registered investment company under the Investment Company Act of 1940.

In considering the nomination of Ms. Dunbar for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Ms. Dunbar’s financial expertise, experience in private equity, and experience with investments and mergers and acquisitions. She also has valuable experience as a member of several public company boards.

PS Business Parks • 2020 Proxy Statement • 11

Proposal 1: Election of Directors

Age: 71

Director since: 1998

Committees: Compensation, Nominating/Corporate Governance

Director Qualification Highlights:

Extensive knowledge of investment banking

Specialization in real estate securities and experience with real estate businesses

James H. Kropp

Retired Chief Investment Officer at SLKW Investments LLC and Retired Chief Financial Officer of Microproperties LLC

Mr. Kropp has been a director of PS Business Parks since March 1998. Mr. Kropp served as an officer of SLKW Investments LLC from 2009 to 2019 and of Microproperties LLC, an owner and asset manager of net leased properties, from August 2012 until March 2019. Mr. Kropp is currently a Board Leadership Fellow for the National Association of Corporate Directors. Mr. Kropp also currently serves as a director of American Homes 4 Rent (NYSE: AMH), a leader in the home rental market, and on the board of FS KKR Capital Corp. (NYSE: FSK), following its acquisition of Corporate Capital Trust, Inc., where he served on the board from 2011 until 2018. Mr. Kropp has been a member of the board of directors of FS KKR Capital Corp II since its acquisition of Corporate Capital Trust II and FS Investment Corporations II, III and IV in December 2019.

In considering the nomination of Mr. Kropp for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Kropp’s knowledge of investment banking and capital markets with a specialization in real estate securities, and his extensive experience with real estate businesses, including other REITs. He also has valuable experience as a member of several public company boards.

Age: 60 Director since: 2019 Committees: Audit and Nominating/Corporate Governance Director Qualification Highlights: Extensive leadership and financial experience

Kristy M. Pipes

Retired Managing Director and Chief Financial Officer of Deloitte Consulting

Ms. Pipes has been a director of PS Business Parks since July 2019. Ms. Pipes was Managing Director and Chief Financial Officer of Deloitte Consulting, a management consultancy firm with operations in the United States, India, Germany, and Mexico, where she managed the finance function. Ms. Pipes held various leadership positions, including serving on the firm’s Management Committee and Consulting Operations Committee. Prior to joining Deloitte in 1999, Ms. Pipes was Vice President and Manager, Finance Division, at Transamerica Life Companies and Senior Vice President and Chief of Staff for the President and Chief Executive Officer (among other senior management positions) at First Interstate Bank of California.

In considering the nomination of Ms. Pipes for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Ms. Pipes’ extensive financial analysis and operational expertise. Ms. Pipes also brings deep management and leadership experience to the Board, having held several senior leadership positions during her career.

PS Business Parks • 2020 Proxy Statement • 12

Proposal 1: Election of Directors

Age: 70 Director since: 2012 Committees: Audit (Interim Chair) Director Qualification Highlights: Extensive leadership and financial experience Experience as trustee of Public Storage

Gary E. Pruitt

Retired Chairman and Chief Executive Officer of Univar N.V.

Mr. Pruitt has served as a director of PS Business Parks since February 2012. He served as Chairman and Chief Executive Officer of Univar N.V. (Univar) from 2002 until his retirement as Chief Executive Officer in 2010 and as Chairman in 2011. Univar is a chemical distribution company based in Bellevue, Washington, with distribution centers in the United States, Canada, and Europe. Mr. Pruitt is also a trustee of Public Storage, a director of Itron, Inc. (NASDAQ: ITRI), and a former director of Esterline Technologies Corp. (NYSE: ESL).

In considering the nomination of Mr. Pruitt for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Pruitt’s leadership and financial experience as Chairman and Chief Executive Officer at Univar and his public company board experience, including his membership on the board of trustees of Public Storage.

Age: 72

Director since: 2013

Committees: Nominating/Corporate Governance (Chair) and Compensation

Director Qualification Highlights:

Extensive knowledge and expertise in executive recruitment, compensation, and talent management

Experience in corporate governance

Robert S. Rollo

Retired Senior Partner of Heidrick and Struggles

Mr. Rollo has served as a director of PS Business Parks since October 2013. Mr. Rollo most recently served as a Senior Partner at Heidrick and Struggles (Heidrick) in Los Angeles from 2006 until his retirement in 2012. Heidrick is a leading international leadership advisory and executive search firm. Mr. Rollo is a past trustee of the University of Southern California and is Chairman Emeritus of the Southern California Chapter of the National Association of Corporate Directors.

In considering the nomination of Mr. Rollo for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Rollo’s extensive knowledge of and expertise in executive recruitment, compensation, and development and talent management, along with his experience in corporate governance.

PS Business Parks • 2020 Proxy Statement • 13

Proposal 1: Election of Directors

Age: 60 Director since: 2003 Committees: Capital (Interim Chair) Director Qualification Highlights: Leadership experience at the Company Extensive industry knowledge

Joseph D. Russell, Jr.

Chief Executive Officer and President of Public Storage

Mr. Russell has been a director of PS Business Parks since August 2003. Mr. Russell has been President and Chief Executive Officer of Public Storage since July 2016 and January 2019, respectively. Mr. Russell also joined the Public Storage board in January 2019. Previously, Mr. Russell was Chief Executive Officer of PS Business Parks from August 2003 until July 2016, and President of PS Business Parks from September 2002 to August 2015. Mr. Russell serves on the Advisory Board of Governors of NAREIT and previously served on the board of directors of the Self-Storage Association. Before joining PS Business Parks, Mr. Russell was employed by Spieker Properties (Spieker), an owner and operator of office and industrial properties in Northern California, and its predecessor, for more than ten years, becoming an officer of Spieker when it became a publicly held REIT in 1993.

In considering the nomination of Mr. Russell for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Russell’s leadership experience; Company and industry knowledge, including his more than 20-year involvement with publicly held REITs; and extensive experience with office and industrial real estate.

Age: 72 Director since: 2012 Committees: Audit and Capital Director Qualification Highlights: Leadership and senior management experience Extensive knowledge of the real estate industry

Peter Schultz

Retired Chief Executive Officer and Director of The Beacon Group, Inc.

Mr. Schultz has been a director of PS Business Parks since February 2012. He served as President, Chief Executive Officer, and a director of The Beacon Group, Inc. (Beacon) and its affiliates for more than 25 years until his retirement in 2010. Beacon, based in Southern California, and its affiliates, were engaged in the development and management of more than three million square feet of retail, industrial, hospitality, and residential projects. Prior to working at Beacon, Mr. Schultz was employed by Arthur Andersen for four years as a certified public accountant in its tax department.

Mr. Schultz is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

In considering the nomination of Mr. Schultz for re-election to the Board, the Nominating/Corporate Governance Committee and the Board considered Mr. Schultz’s leadership and extensive real estate experience as President, Chief Executive Officer, and director of Beacon and its affiliates and his extensive financial expertise gained from his almost forty years of experience in finance.

PS Business Parks • 2020 Proxy Statement • 14

Proposal 1: Election of Directors

Age: 63 Director since: 2019 Committees: Audit and Capital Director Qualification Highlights: Extensive leadership and financial experience

Stephen W. Wilson

Retired Executive Vice President – Development of AvalonBay Communities, Inc.

Mr. Wilson has been a director of PS Business Parks since July 2019. Mr. Wilson was Executive Vice President-Development of AvalonBay Communities, Inc. (NYSE:AVB), a real estate investment trust that develops, redevelops, acquires, and manages multifamily communities in the United States. Mr. Wilson held various senior leadership positions and was responsible for development activities on the West Coast and Mid-Atlantic at AvalonBay. Prior to joining AvalonBay in 1988, Mr. Wilson was Senior Vice President and Chief Operating Officer of SU Development, Inc. and Senior Vice President of Continental Pacific, Inc., with responsibilities in development, debt and equity financing, property management, and institutional sales. He is a member of the Urban Land Institute (ULI), former chair of the ULI Transit Oriented Development Council, and a member of The American Institute of Certified Public Accountants. Mr. Wilson was formerly a member of the board of directors of the Housing Industry Foundation and previously sat on the U.C. Berkeley Fisher Center Policy Advisory Board.

In considering the nomination of Mr. Wilson for re-election to the Board, the Nominating/Corporate Governance Committee of the Board considered Mr. Wilson’s extensive real estate development experience, finance, and accounting experience. In addition, the Board considered Mr. Wilson’s service in several senior leadership positions at public and private companies.

PS Business Parks • 2020 Proxy Statement • 15

Proposal 1: Election of Directors

DIRECTOR NOMINEES SKILLS SUMMARY

The Board believes that our director nominees provide PS Business Parks with the combined skills, experience, and personal qualities needed for an effective and engaged Board.

CEO or Executive Experience	●	●		●	●	●	●	●	●	●

Other Public Board Experience	●		●	●		●		●

Real Estate Industry Experience	●	●	●	●				●	●	●

Financial Expert or Tax Expertise	●		●	●	●	●			●	●

Corporate Governance Experience	●	●	●	●	●	●	●	●	●	●

M&A/Capital Markets/Capital Allocation Experience	●	●	●	●	●	●		●	●	●

Succession Planning/Management Development Experience	●	●		●	●	●	●	●	●	●

Diverse		●	●		●

PS Business Parks • 2020 Proxy Statement • 16

Proposal 1: Election of Directors

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Framework

The Board has adopted the following corporate governance documents, which, along with our charter and bylaws, establish the framework for our corporate governance and outline the general practice of our Board with respect to board structure, function, and conduct, and board and committee organization:

●	PS Business Parks Corporate Governance Guidelines and Director Code of Ethics (the Corporate Governance Guidelines)

●	Charters of our standing committees of the Board (the Committee Charters)

●	Business Conduct Standards applicable to our officers and employees

●	Code of Ethics for our senior financial officers (the Code of Ethics)

Our current Corporate Governance Guidelines, Business Conduct Standards, Code of Ethics, and Committee Charters are available online in the “Investor Relations” section of our website, psbusinessparks.com/investor-relations/corporate-governance, or in writing from the Company’s Investor Services Department, 701 Western Avenue, Glendale, California 91201.

The Nominating/Corporate Governance Committee reviews the Corporate Governance Guidelines at least annually and makes recommendations for any changes to the Board. We will disclose any substantive amendments or waivers to our ethics policies and standards on our website or in accordance with the SEC and New York Stock Exchange (NYSE) requirements.

Commitment to Diversity

The Board and its Nominating/Corporate Governance Committee are committed to ensuring that a diversity of experiences and viewpoints are represented on the Board as well as the Company’s senior management. As a reflection of this commitment, 30% of our current Board is female, and our President and CEO is female and Hispanic.

Board Leadership

We have separate individuals serving as Chairman of the Board and as CEO. Ronald L. Havner, Jr., has served as Chairman of the Board since March 1998. He is also Chairman of Public Storage. Mr. Havner has been involved with the Company since its founding and has extensive knowledge of the Company, the markets in which it operates, and the real estate industry. Joseph D. Russell, Jr. is a member of our Board and was our CEO from August 2003 to June 2016. Mr. Russell was also our President until August 2015 and currently serves as President, Chief Executive Officer, and Trustee of Public Storage. Maria R. Hawthorne serves as our President and CEO. She is the only management director and brings in-depth knowledge of the issues, opportunities, and risks facing the Company and our industry. She is also deeply familiar with our day-to-day operations and management and has the leadership skills to continue to drive profitable growth of PS Business Parks.

We do not have a policy against one individual holding the positions of Chairman and CEO. Rather, the Board evaluates the desirability of having a combined or separate Chairman and CEO from time to time and adopts a structure based on what it believes to be in the best interests of PS Business Parks

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Proposal 1: Election of Directors

and its shareholders. Currently, the Board believes that having separate Chairman and CEO roles serves the interests of the Company and its shareholders well.

Majority Vote Requirements for Directors

The Corporate Governance Guidelines provide that in an uncontested election of directors, each director nominee who does not receive at least a majority of the votes cast with respect to that director must submit his or her resignation to the Board. For the purpose of the Corporate Governance Guidelines, a majority means the number of votes cast “for” a director must exceed 50% of the votes cast with respect to the director. The Nominating/Corporate Governance Committee will then make a recommendation to the Board about whether to accept or reject the resignation or take other action. The Board will act on any such recommendation and publicly disclose its decision within 90 days from the date the election results were certified by the Inspector of Elections. If a director’s resignation is accepted by the Board, the Board may fill the resulting vacancy or decrease the size of the Board in accordance with the bylaws.

Presiding Independent Director

The Board has established a position of Presiding Independent Director to provide an independent director with a leadership role on the Board. The Presiding Independent Director presides at meetings of all independent directors or all non-management directors in executive sessions without the presence of management. These meetings are held on a regular basis in connection with each regularly scheduled board meeting and at the request of any independent or non-management director. In addition, the independent directors meet separately at least once annually. These sessions are designed to encourage open discussion of any matter of interest without the CEO or any other members of management present. The position of Presiding Independent Director generally rotates annually among the chairs of the standing committees of the Board. James Kropp was the Presiding Independent Director for 2019. Robert S. Rollo is the Presiding Independent Director for 2020.

Board Responsibilities and Oversight of Risk Management

The Board is responsible for overseeing our Company’s approach to major risks and our policies for assessing and managing these risks. In connection with its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

In addition, the Board is assisted in its oversight responsibilities by the four standing Board committees (as described below), which have assigned areas of oversight responsibility for various matters, as described in the Committee Charters and as provided in the NYSE rules.

The Audit Committee assists the Board in overseeing the integrity of our financial statements, the qualifications, independence, and performance of our independent registered public accounting firm, and the performance of our internal audit function. Pursuant to its charter, the Audit Committee is also responsible for oversight of risk assessment and risk management, including any major financial risk exposures.

The Compensation Committee oversees the compensation of our CEO and other executive officers and evaluates compensation incentives to ensure they will motivate senior management to grow long-term shareholder return without taking undue risk.

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Proposal 1: Election of Directors

The Nominating/Corporate Governance Committee assists the Board by identifying individuals qualified to become Board members and makes recommendations on Board appointments and nominations. The Nominating/Corporate Governance Committee also oversees our governance policies and as part of that oversight focuses on risks associated with director and management succession planning, corporate governance, and overall Board effectiveness.

The Capital Committee oversees the optimization of the Company’s capital expenditures. The Capital Committee’s goal is to place the Company in the best position to maximize the long-term benefit of its capital expenditures, while at the same time ensuring those assets are well maintained and positioned to meet the needs of the Company’s customer base.

The Board committees also hear reports from members of management to enable each committee to identify, discuss, understand and manage risk. The chair of each of the Board’s standing committees reports on interim individual committee discussions to the full Board at each Board meeting. All directors have access to management in the event a director wishes to follow up on items discussed outside of Board meetings.

Board Orientation and Education

Each new director participates in an orientation program and receives materials and briefings concerning our business, industry, management, and corporate governance policies and practices. Continuing education is provided for all directors through Board materials and presentations, discussions with management, and the opportunity to attend external board education programs.

Board Retirement Policy

The Board approved an amendment to the Corporate Governance Guidelines in July 2019 increasing the mandatory director retirement age from 73 years of age to 75 years of age. The Corporate Governance Guidelines provide that no person will be nominated for election to the Board for any term unless he or she is 75 years of age or younger on the first day of the term. The Board has discretion to make exceptions to the policy to provide for a transition period.

Director Independence

The Board evaluates the independence of each director annually based on information supplied by the directors and the Company, and on the recommendations of the Nominating/Corporate Governance Committee. The Corporate Governance Guidelines require that a majority of the directors be independent in accordance with the requirements of the NYSE. A director qualifies as independent unless the Board determines, in accordance with NYSE rules, that the director has a material relationship with PS Business Parks, based on all relevant facts and circumstances. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family, professional, personal, and other relationships. The Board also considers the director’s relationships with Public Storage, our largest shareholder.

Following its annual review of each director’s independence, in February 2020, the Nominating/ Corporate Governance Committee recommended to the Board, and the Board determined, that (i) each of Jennifer Holden Dunbar, James H. Kropp, Kristy M. Pipes, Gary E. Pruitt, Robert S. Rollo, Peter Schultz, and Stephen W. Wilson is independent pursuant to the rules of the NYSE, and (ii) each Audit Committee member and each Compensation Committee member meets the additional independence requirements of the rules of the SEC.

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Proposal 1: Election of Directors

Committees of the Board

Our Board has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee, and the Capital Committee. Each of the standing committees operates pursuant to a written charter, which can be viewed at our website at psbusinessparks.com/investor-relations/corporate-governance. Any shareholder may obtain a print copy by writing to the Company’s Secretary at PS Business Parks, Inc., 701 Western Avenue, Glendale, CA 91201.

Our four standing committees are described below.

Audit Committee

The primary functions of the Audit Committee, as set forth in its charter, are to assist the Board in fulfilling its responsibilities for oversight of:

●	the integrity of our financial statements;

●	compliance with legal and regulatory requirements;

●	the qualifications, independence, and performance of the independent registered public accounting firm;

●	the scope and results of internal audits, the Company’s internal controls over financial reporting, and the performance of the Company’s internal audit function;

●	appoints, evaluates, and determines the compensation of the independent registered public accounting firm;

●	reviews and approves the scope of the annual audit, the audit fee, and the financial statements;

●	approves all other services and fees performed by the independent registered public accounting firm;

●	prepares the Audit Committee Report for inclusion in the annual proxy statement; and

●	annually reviews its charter and performance.

Additionally, the Audit Committee reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment policies.

Each member of the Audit Committee: (1) meets the financial literacy and independence standards of the NYSE; (2) qualifies as an audit committee financial expert pursuant to the rules of the SEC; and (3) qualifies as independent pursuant to the rules of the SEC and NYSE.

Compensation Committee

The primary functions of the Compensation Committee, as set forth in its charter, are to:

●	determine, either as a committee or together with other independent directors, the compensation of the Company’s CEO;

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Proposal 1: Election of Directors

●	determine the compensation of other executive officers;

●	administer the Company’s equity and executive officer incentive compensation plans;

●

review and discuss with management the Compensation Discussion and Analysis (CD&A) to be included in the proxy statement and incorporated by reference into the Form 10-K and to recommend to the Board for inclusion of the CD&A in the Form 10-K and proxy statement;

●	provide a description of the processes and procedures for the consideration and determination of executive compensation for inclusion in the Company’s annual proxy statement;

●	review with management its annual assessment of potential risks related to the Company’s compensation policies and practices applicable to all employees;

●	review the advisory shareholder votes on the Company’s executive compensation programs;

●	produce the Compensation Committee Report for inclusion in the annual proxy statement; and

●	evaluate the Compensation Committee’s performance annually.

The Compensation Committee has not delegated any of its responsibilities to individual members of the Compensation Committee or to a subcommittee of the Compensation Committee, although it has the discretion to do so. As required by its charter, the Compensation Committee and, in some instances, the Compensation Committee and all other independent members of the Board, made final compensation decisions for executive officers in 2019, including the NEOs set forth in the Summary Compensation Table on page 51 below. The Compensation Committee has the sole authority to retain outside compensation consultants for advice, but historically and for 2019 has not done so, relying instead on surveys of publicly available information about senior executive compensation at similar companies. For a discussion of the Compensation Committee’s use of survey information in 2019, as well as the role of Ms. Hawthorne, our President and CEO, in determining or recommending the amount of compensation paid to our NEOs in 2019, see the CD&A beginning on page 31.

Each member of the Compensation Committee qualifies as independent pursuant to the rules of the SEC and NYSE.

Compensation Committee Interlocks and Insider Participation. No executive officer of PS Business Parks served on the compensation committee or board of directors of any other entity that has an executive officer who also served on our Compensation Committee or Board at any time during 2019, and no member of the Compensation Committee had any relationship with the Company requiring disclosure under Item 404 of SEC Regulation S-K.

Messrs. Havner and Russell and Ms. Hawthorne are present or former officers of the Company and are members of the Board. They do not serve on the Compensation Committee.

Oversight of Compensation Risks. With respect to consideration of risks related to compensation, the Compensation Committee annually considers a report from our senior management team concerning potential risks related to compensation policies and practices applicable to all of the Company’s employees.

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Proposal 1: Election of Directors

In early 2020, the Compensation Committee considered management’s review of the target metrics for all of our employee incentive compensation plans and management’s conclusion that the Company’s incentive compensation plans, practices, and policies (1) properly incentivized employees to achieve short- and long-term Company goals, (2) did not create any significant motivation or opportunity for employees to take undue risks to achieve an incentive compensation award, and (3) are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee, following discussion, reached a similar conclusion. The Compensation Committee expects to further review compensation risks from time to time.

Nominating/Corporate Governance Committee

The primary functions of the Nominating/Corporate Governance Committee, as set forth in its charter, are to:

●	identify, evaluate and make recommendations to the Board for director nominees for each annual shareholder meeting and to fill any vacancy on the Board;

●	oversee the Company’s corporate governance policies and to review and assess the adequacy of those policies on an ongoing basis and recommend any changes to the Board; and

●	oversee the annual Board assessment of Board performance.

Our Board has delegated to the Nominating/Corporate Governance Committee responsibility for recommending nominees for election to the Board. Other duties and responsibilities of the Nominating/Corporate Governance Committee include periodically reviewing the structure, size, composition, and operation of the Board and each Board committee; recommending assignments of directors to Board committees; conducting a preliminary review of director independence; overseeing director orientation; and annually reviewing and evaluating its charter and performance. The principles set forth in its charter further guide the Nominating/Corporate Governance Committee.

Director Qualifications. We believe that members of the Board should have high professional and personal ethics and values. They should have broad experience at the policy-making level in business or other relevant experience. They should be committed to enhancing shareholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on other boards of public companies should be limited to a number that permits them, given their individual circumstances, to perform all director duties responsibly. In general, the Board seeks to add directors who meet the independence requirements of the NYSE rules. In addition, director candidates must annually submit a completed director questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert, and must satisfactorily complete a background investigation by a third-party firm.

Director Diversity. Although the Nominating/Corporate Governance Committee does not have, and does not believe there is a need for, a formal policy concerning diversity, it seeks to ensure that a diversity of different experiences and viewpoints are represented on the Board. As a reflection of this commitment, 30% of our proposed Board composition is female.

Identifying and Evaluating Nominees for Directors. The Nominating/Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director.

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Proposal 1: Election of Directors

The Nominating/Corporate Governance Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating/Corporate Governance Committee considers various potential candidates for director.

Candidates may come to the attention of the Nominating/Corporate Governance Committee through current Board members, professional search firms, shareholders, or other persons. These candidates are evaluated at meetings of the Nominating/Corporate Governance Committee and may be considered at any point during the year.

The Nominating/Corporate Governance Committee considers properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating/Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. Any materials provided by a shareholder in connection with the recommendation of a director candidate are forwarded to the Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating/Corporate Governance Committee seeks to achieve a balance of knowledge, experience, and capability on the Board.

We do not have any other policies or guidelines that limit the selection of director candidates by the Nominating/Corporate Governance Committee, and the Nominating/Corporate Governance Committee and the Board have and continue to exercise broad discretion to select director candidates who will best serve the Board and the Company in the current and anticipated business environment.

Capital Committee

The Capital Committee focuses on assessing, monitoring, and optimizing the Company’s capital expenditures, including development and redevelopment opportunities as well as the Company’s annual recurring capital expenditures, which include maintenance capital, tenant improvements, and leasing commissions. The goal is to place the Company in the best position to maximize the long-term benefits of its capital expenditures while ensuring its assets are well maintained and positioned in the marketplace to meet the needs of the Company’s customer base. The Capital Committee operates pursuant to a formal charter adopted in July 2016.

Communications with the Board

The Company provides a process by which shareholders and interested parties may communicate with the Board. Communication to the Board should be addressed to: Board of Directors, c/o Jeffrey D. Hedges, Executive Vice President, Chief Financial Officer, and Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201. Communications intended for a specified individual director or group of directors should be addressed to the director(s) c/o Secretary at the above address, and all such communications received will be forwarded to the designated director(s).

Board and Committee Meetings and Attendance

The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management directors generally meet in executive session without the presence of management in connection with each regularly scheduled Board meeting.

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Proposal 1: Election of Directors

In 2019, the Board held four in-person meetings and four special telephonic meetings. Each director attended at least 95% of the aggregate meetings of the Board and Committee(s) on which they served, except for Peter Schultz, who attended 69% of the meetings. Due to personal health issues, Mr. Schultz was unable to attend certain Board and Committee meetings in 2019. Historically, Mr. Schultz has had an impeccable attendance record, having attended 100% of the aggregate meetings of the Board and Committees on which he served in each of 2018, 2017, and 2016. Further, neither Mr. Schultz nor the Board anticipates any issues with Mr. Schultz’s ability to attend future meetings of the Board and Committees.

We do not have a policy regarding directors’ attendance at the annual meeting of shareholders, but directors are encouraged to attend. All of the Board’s eight directors who served as a director at the time attended the 2019 annual meeting of shareholders.

The following table summarizes the membership of the Board’s standing committees and the number of meetings held by each committee in 2019:

Board Committee Membership and 2019 Meetings

Director	Audit	Compensation	Nominating/ Corporate Governance	Capital

Ronald L. Havner, Jr.

Joseph D. Russell, Jr. (1)				Member

Maria R. Hawthorne

Jennifer Holden Dunbar	Member	Chair		Member

James H. Kropp (Presiding Independent Director for 2019)		Member	Member

Kristy M. Pipes	Member		Member

Gary E. Pruitt(1)	Interim Chair

Robert S. Rollo		Member	Chair

Peter Schultz(1)	Member			Chair

Stephen W. Wilson	Member			Member

Number of Meetings in 2019	4	6(2)	4	4

(1)

Mr. Russell served as the Interim Chairman of the Capital Committee from July 23, 2019 to February 18, 2020. Prior to July 23, 2019, Mr. Schultz served as Chairman of the Capital Committee. He resumed service as Chairman of the Capital Committee effective February 18, 2020. Mr. Pruitt is the Interim Chairman of the Audit Committee, effective July 23, 2019. Prior to this, Mr. Schultz served as Chairman of the Audit Committee.

(2)	The Compensation Committee had two in-person meetings and four telephonic meetings.

Compensation of Directors

The Compensation Committee periodically reviews the Company’s non-employee director compensation and recommends any changes to the Board. The Board makes the final determination as to director compensation. The Board has approved the mix of cash and equity compensation described below.

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Proposal 1: Election of Directors

Retainers and Meeting Fees. Retainers are paid in cash quarterly and are prorated when a director joins the Board other than at the beginning of a calendar year. During 2019, each non-employee director (except for current executives of a PS Business Parks affiliate, including Public Storage and Shurgard) was entitled to receive the following retainers and meeting fees for Board and Board committee service. In addition, in July 2019, the Board approved a supplemental annual cash retainer for the Chairman of the Board of $15,000.

Compensation	Amount

Board member	$25,000

Audit Committee Chair’s supplemental retainer	10,000

Other standing committee chairs’ supplemental retainer	5,000

Board or committee meeting attendance (per meeting attended in person)	1,000

Board or committee meeting attendance (per meeting attended by telephone)	500

Equity Awards. Each new non-employee director whom the Board determines to be independent, upon the date of his or her initial election by the Board or the shareholders to serve as a non-employee director, is automatically granted an option to purchase 10,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant or the annual shareholders meeting date in that year, whichever is earlier, subject to continued service. Directors who previously served as Company executives are not eligible to receive this award.

Annually, each non-employee director receives a non-qualified stock option to purchase 2,000 shares of Common Stock, which vests in five equal annual installments beginning one year from the date of grant or the annual shareholders meeting date in that year, whichever is earlier, subject to continued service. The annual grants are made immediately following the annual meeting of shareholders at the closing price for the Common Stock on the NYSE on such date.

Upon the retirement of a director from the Board because the director is not nominated for re-election due to the Board’s Mandatory Retirement Policy, all outstanding options held by the director vest effective as of the date of his or her retirement and the director has one year to exercise all vested options.

Retirement Stock Grants. Under our Retirement Plan for Non-Employee Directors (Retirement Plan), each non-employee director who joins the Board after July 23, 2019 receives a grant of 10,000 deferred stock units that vest in ten equal annual installments on each of the first ten anniversaries of the date the director commences service on the Board subject to certain conditions. Each member of the Board who was a director prior to July 23, 2019, receives additional deferred stock units in an amount and subject to a vesting schedule such that the total amount of deferred stock units granted to such director and the applicable vesting schedule will replicate the amount and schedule that would have existed if the terms of the Retirement Plan had been in effect when such director initially joined the Board. The awards are intended to retain and reward long-term service on the Board and to provide equity compensation to Board members. Directors receive dividend equivalents on vested retirement shares. Directors who previously served as Company executives are not eligible to receive this grant until their participation in the Company’s equity incentive plans have ended.

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Proposal 1: Election of Directors

At December 31, 2019, Messrs. Havner and Kropp and Ms. Dunbar were each entitled to receive 10,000 fully-vested shares of Common Stock upon retirement; Messrs. Pruitt and Schultz were each entitled to 7,000 shares; Mr. Rollo was entitled to receive 6,000 shares; and Ms. Pipes and Mr. Wilson were each entitled to 0 shares.

As of December 31, 2019, the value of each award of 10,000 shares was $1,649,000; the value of 7,000 shares was $1,154,000; and the value of 6,000 shares was $989,000, each based on the closing price of $164.87 of our common stock as of December 31, 2019.

Director Stock Ownership Guidelines. Pursuant to the Corporate Governance Guidelines, each non-management director is encouraged to have a significant stock ownership in the Company. All directors are expected, within three years of election, to own at least $100,000 of common stock of the Company, as determined using the per- share value on the date of acquisition. All of our directors meet this stock ownership requirement.

Director Compensation in Fiscal 2019. The following table presents the compensation provided by the Company to our directors for the fiscal year ended December 31, 2019:

Director(1)	Fees Earned or Paid in Cash	Director Retirement Shares(2)	Option Awards(3)	All Other Compensation(4)	Total

Ronald L. Havner, Jr.	$34,000	-	$46,200	$37,800	$118,000

Maria R. Hawthorne	-	-	-	-	-

Jennifer Holden Dunbar	47,000	$175,480	46,200	37,800	306,480

James H. Kropp	38,500	-	46,200	37,800	122,500

Sara G. Lewis(5)	20,000	-	-	8,400	28,400

Kristy M. Pipes	9,750	-	297,900	-	307,650

Gary E. Pruitt(6)	36,000	64,920	46,200	29,400	176,520

Robert S. Rollo	43,500	75,060	46,200	22,050	186,810

Joseph D. Russell(6)	-	-	46,200	-	46,200

Peter Schultz(6)	45,500	64,920	46,200	29,400	186,020

Stephen W. Wilson	19,000	-	291,600	-	310,600

Total	$293,250	$380,380	$912,900	$202,650	$1,789,180

(1)

Joseph D. Russell, Jr. and Maria R. Hawthorne did not receive any cash compensation for service as directors during 2019. Ms. Hawthorne is also not eligible to receive equity awards for her service as director or participate in the Retirement Plan described above. Ms. Hawthorne’s compensation as CEO is set forth below beginning on page 48.

(2)

Upon commencement of board service, each director receives a grant of 10,000 deferred stock units that vest in ten equal annual installments over the duration of their board service and are payable in shares of Common Stock upon retirement, subject to certain conditions. For a more detailed discussion, refer to “Compensation of Directors—Retirement Stock Grants” above. The amounts shown for each director reflect the portion of the grant date fair value allocable to units that vested in 2019. At December 31, 2019, Messrs. Havner and Kropp and Ms. Dunbar were each entitled to receive 10,000 fully-vested shares of Common Stock upon retirement; Messrs. Pruitt and Schultz were each entitled to 7,000 shares; Mr. Rollo was entitled to receive 6,000 shares; and Ms. Pipes and Mr. Wilson were each entitled to 0 shares. As of December 31, 2019, the value of each award of 10,000 shares was $1,649,000; the value of 7,000 shares was $1,154,000; and the value of 6,000 shares was $989,000, each based on the closing price of $164.87 of our common stock as of December 31, 2019. Ms. Pipes and Mr. Wilson commenced board service in 2019 and the grant date fair value of their respective retirement stock grants was $1,754,800 and $1,737,600, respectively.

(3)

Reflects the fair value on the date of grant of option awards during 2019. As of December 31, 2019, each director had the following number of options outstanding: Ronald L. Havner, Jr., 20,205, of which 14,205 are vested; Jennifer Holden Dunbar, 16,135, of which 10,135 are vested; James H. Kropp, 16,000, of which 10,000 are vested; Kristy M. Pipes, 10,000, of which 0 are vested; Gary E. Pruitt,

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Proposal 1: Election of Directors

26,410, of which 20,410 are vested; Robert S. Rollo, 11,670, of which 5,670 are vested; Joseph Russell, 6,000, of which 1,200 are vested; Peter Schultz, 26,410, of which 20,410 are vested; and Stephen W. Wilson, 10,000, of which 0 are vested. For a more detailed discussion of assumptions used in the calculation of these amounts, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the Form 10-K filed with the SEC on February 19, 2020.

(4)	All other compensation consists of dividend equivalents paid on vested retirement shares.

(5)	Ms. Lewis resigned as a director and committee member (Audit, Capital and Nominating/Corporate Governance) on April 23, 2019.

(6)

Mr. Russell was appointed to serve as Interim Chairman of the Capital Committee and Mr. Pruitt was appointed to serve as Interim Chairman of the Audit Committee effective July 23, 2019. Prior to these appointments, Mr. Schultz served as the Chairman of both the Audit Committee and the Capital Committee. Mr. Pruitt received the annual supplemental retainer for the Chairman of the Audit Committee in the amount of $10,000, prorated from July 23, 2019. Mr. Schultz was paid for his service as Chairman of the Audit Committee and Chairman of the Capital Committee, prorated through July 23, 2019. Mr. Russell was not compensated for his service as Interim Chairman of the Capital Committee.

The Board recommends voting FOR all director nominees.

PS Business Parks • 2020 Proxy Statement • 27

Proposal 2:

Advisory Vote to Approve

Compensation of

Named Executive Officers

Approve 2019 compensation for the Company’s named executive officers (NEOs), as discussed and disclosed in the CD&A, the compensation tables, and any related material contained in this proxy statement.

RECOMMENDATION:

Vote FOR approval

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Proposal 2: Approve Executive Compensation

PROPOSAL 2

ADVISORY VOTE TO APPROVE COMPENSATION

OF NAMED EXECUTIVE OFFICERS

Advisory Vote

We provide shareholders an annual advisory vote to approve the compensation of our NEOs, also known as a “Say-on-Pay” proposal. Although the shareholder vote is advisory and nonbinding on the Company, the Compensation Committee, which is responsible for designing and administering the compensation program, values the opinions expressed by shareholders. The Compensation Committee will consider and weigh heavily the outcome of the vote when making future compensation decisions.

More than 97% of the votes cast at our 2019 Annual Meeting were in favor of the compensation paid to our NEOs in 2018. This approval, along with direct input received from shareholders regarding their votes, signaled strong shareholder support of the elements and amounts of compensation paid for both 2018 performance and the compensation opportunities established to reward long-term growth and performance.

In considering your vote, you should review with care the information presented in the Compensation Discussion and Analysis below.

The Board recommends a vote FOR approval of our NEO compensation as described in this proxy statement.

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Proposal 2: Approve Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive Summary

The Compensation Committee’s goal for our executive compensation program is to hire, retain, and motivate our senior management to achieve solid financial results and create long-term shareholder value. We pay our NEOs based on what the Compensation Committee considers appropriate in view of individual and corporate performance; market and peer compensation practices; and our objective of aligning our NEOs’ interests with those of our shareholders to maximize long-term shareholder value. We believe that our compensation programs have been effective in helping the Company move towards its financial and operational goals.

In general:

●	our compensation program has helped establish a strong culture of performance, operational excellence, and consistency, and enabled us to build a high-performing organization;

●	we are a proven leader in our industry in delivering sustainable growth and enhanced distributions to shareholders;

●	our compensation philosophy and process align compensation with performance and the creation of long-term value in a disciplined, balanced, and responsible manner; and

●	our business model and supporting compensation program are effective in achieving our objective of building long-term shareholder value.

In 2019, senior management delivered strong operating performance and further positioned the Company for continued long-term value creation. Their successful execution on the Company’s strategy was directly responsible for the following key financial results:

Total Shareholder Return	Total Rental Income	Same Park Rental Income	Core FFO per Share

29.1% vs. 28.7% NAREIT Equity Index return	3.9% increase	4.9% increase	4.8% increase

Total NOI(1)	Same Park NOI	Common Dividends per Share	Credit Rating

7.9% Increase	4.9% increase	10.5% increase	“A-” one of the highest rated REITs

(1)	Excluding NOI from assets sold and held for sale

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Proposal 2: Approve Executive Compensation

WE DELIVERED STRONG PERFORMANCE AND FURTHER POSITIONED THE COMPANY FOR SUSTAINABLE LONG-TERM VALUE CREATION

Company Performance

We believe our compensation program for executive officers helped drive strong performance results in 2019, building upon our long history of successes. Over the last ten years, Core Funds from Operations (Core FFO), Funds Available for Distribution (FAD), and dividends per share grew at annual compound growth rates of 4.6%, 6.7%, and 9.1%, respectively, while the annual compound growth rate of our portfolio (by square footage) grew at only 3.5%, illustrating the significant value created relative to our capital outlay.

10.0% 9.1% 9.0% 8.0% 6.7% 7.0% 6.0% 4.6% 5.0% 4.0% 3.5% 3.0% 2.0% 1.0% 0.0% Dividend Core FFO FAD Portfolio Square per share per share Footage

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During that same ten year period, we increased return on assets, reduced our cost of capital, and reduced our already low leverage from 4.2x to 3.3x (debt and preferred equity to Earnings before Interest, Taxes, Depreciation, and Amortization (EBITDA)).

Return on Assets Cost of Capital (Debt and Preferred Equity) 10.0% 9.8% 9.0% 9.1% 8.2% 8.0% 7.0% 7.1% 6.0% 6.0% 5.0% 5.1% 4.0% 2009 2014 2019

The following chart shows two of the Company’s key credit metrics over a five-year period.

Fixed Charge Coverage Ratio Debt + Preferred/EBITDA Ratio 6.0x 5.5x 5.3x 5.3x 4.9x 4.9x 5.0x 4.5x 4.4x 4.1x 3.9x 4.0x 3.5x 3.5x 3.2x 3.3x 3.0x 2.5x 2.0x 2015 2016 2017 2018 2019

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Our strong operating performance, capital allocation discipline, and prudent balance sheet management have generated consistently higher returns on assets relative to our industrial REIT peers.

2009 2014 2019 10.0% 9.8% 9.1% 9.0% 8.3% 8.2% 8.0% 7.0% 6.4% 6.4% 6.0% 5.0% 4.0% PSB Industrial REIT Peer Average (1)

(1)

Duke Realty, EastGroup Properties, Rexford Industrial, Terreno Realty Corporation, STAG Industrial, Inc., and First Industrial Realty Trust are included in the peer set average for the one-year and five-year periods. Only Duke Realty, EastGroup Properties, and First Industrial Realty Trust are included in the peer set average for the 10-year period. Peer set average represents a simple average of each peer company’s return on assets.

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Total Shareholder Return (TSR). The Company’s shareholders benefitted from our strong performance in 2019 with TSR of 29.1%. Our TSR has exceeded that of the NAREIT Equity Index and the S&P 500 indices for each of the 5-year, 10-year, 15-year, and 20-year periods ending December 31, 2019, averaging 14.0% per year since 2000. The following chart shows our TSR expressed as cumulative return to shareholders since December 31, 2014, and illustrates that $100 invested in PS Business Parks on December 31, 2014, would have been valued at $238.17 as of December 31, 2019.

$240 $220 $200 $180 $160 $140 $120 $100 $80 $60 2014 2015 2016 2017 2018 2019 PSB $100.00 $113.07 $155.02 $170.99 $184.50 $238.17 NAREIT Equity Index $100.00 $102.83 $111.70 $121.39 $116.48 $149.86 S&P 500 Index $100.00 $101.38 $113.51 $138.29 $132.23 $173.86

(1)	TSR assumes common share price appreciation plus reinvestment of dividends

(1)	TSR assumes common share price appreciation plus reinvestment of dividends

PSB NAREIT Equity Index S&P 500 Index 35.0% 31.5% 29.1% 28.7% 30.0% 25.0% 20.0% 18.9% 16.2% 13.6% 15.0% 11.7% 12.6% 10.0% 8.4% 5.0% 0.0% 1-Yr 5-Yr 10-Yr

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Rental Income Growth. In 2019, we grew our Same Park rental income to $382.8 million, an increase of $18.0 million, or 4.9%, over 2018. Our disciplined approach to managing our assets, which focuses on maximizing rental income growth while maintaining desired portfolio occupancy, has resulted in a multi-year trend of positive rental income growth.

Total Industrial/Flex $16.00 $14.90 $15.00 $14.58 $14.25 $13.84 $14.00 $13.43 $13.00 $13.82 $13.33 $12.85 $12.00 $12.16 $11.00 $11.61 $10.00 2015 2016 2017 2018 2019

(1)	Same Park REVPAF represents rental income earned per total Same Park weighted average available square foot reported during the period presented.

In addition to our multi-year trend of positive rental income growth, we are outperforming our competitive peer set and are extracting significantly higher RevPAF than our industrial REIT peers.

(1)	PSB Same Park RevPAF as shown in the table above reflects results from our industrial and flex portfolio only (excludes results from our office portfolio).

$16.00 $13.82 (1) $14.00 $12.00 $11.22 $10.00 $9.79 $7.96 $8.00 $6.95 $5.92 $6.00 $4.81 $4.00 $2.00 $- PSB REXR TRNO EGP FR DRE STAG

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NOI Growth. Strong fundamentals and adherence to disciplined property management designed to control and minimize operating expenses, coupled with a focus on driving rental income, have promoted a long-term pattern of net operating income (“NOI”) growth.

$320.0 $302.6 $300.0 $290.3 $281.5 $280.0 $268.3 $260.0 $256.2 $240.0 $220.0 $200.0 2015 2016 2017 2018 2019

(1)

NOI is not a measure defined in accordance with U.S. generally accepted accounting principles (GAAP). Refer to our quarterly Supplemental Information Package for the definition and reconciliation of this measure to its closest analogous GAAP measure.

Similar to the RevPAF results highlighted above, we continue to generate significantly higher levels of NOI per available square foot than our industrial REIT peers.

(1)	PSB Same Park cash NOI per available foot as shown in the table above reflects results from our industrial and flex portfolio only (excludes results from our office portfolio).

$12.00 $10.01 (1) $10.00 $9.04 $7.66 $8.00 $5.68 $6.00 $5.20 $4.55 $3.89 $4.00 $2.00 $- PSB TRNO REXR EGP FR DRE STAG

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Core FFO and Shareholder Distributions. In 2019, we grew our Core FFO per common share by 4.8% over 2018 levels, allowing for continued investment in our business. Annual dividends per common share paid in 2019 also grew by more than 10.5%.

Core FFO per share Dividends per Share $6.47 $6.78 $7.00 $6.13 $6.00 $5.44 $4.83 $5.00 $4.00 $4.20 $3.80 $3.00 $3.40 $3.00 $2.00 $2.20 $1.00 $- 2015 2016 2017 2018 2019

(1)	Refer to pages 35-36 of our Form 10-K filed on February 19, 2020, for information regarding Core FFO.

Successful Execution of our Long-Term Strategy for Value Creation. In 2019, our leadership team successfully executed against our strategy for building long-term value, which focuses on (a) achieving appropriate product-type density and scale in each of our core markets through acquisitions, developments, and dispositions; (b) effective containment of transaction costs, such as make-ready projects and leasing costs; (c) developing and empowering our dedicated and experienced in-house teams to lease and manage our portfolio effectively; and (d) maintaining our “fortress” balance sheet, which allows us to seize accretive growth opportunities through various operating cycles.

Achieving Core-Market Density and Scale through a Disciplined Investment Strategy. We enhanced and refined our presence in our core gateway markets, with high barriers to entry and attractive demographics, through accretive acquisitions and developments and prudent dispositions, including:

●

The acquisition of Hathaway Industrial Park in Santa Fe Springs, California, which added ten buildings totaling 543,000 square feet in a prime “last-mile” location in the heart of the Los Angeles Mid-Counties submarket with access to strong demographics of over six million people within a 15-mile radius. This acquisition brought the Company’s industrial portfolio in Los Angeles to 2.2 million square feet.

●

The acquisitions of Walnut Business Park in Signal Hill, California, which added eight multi-tenant industrial buildings totaling 74,000 square feet to our portfolio, and San Tomas Business Centre in Santa Clara, California, which added nine flex/light industrial buildings totaling 79,000 square feet to our portfolio. These “bolt on” acquisitions enhanced the Company’s industrial/flex offerings in their respective submarkets.

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●

Obtaining final development plan approval for approximately 411 multifamily units at Brentford, the next phase of redevelopment at The Mile, a 45-acre master planned development site in Tysons Corner, Virginia that we believe has outsized long-term growth potential.

●

The dispositions of Metro Park North, Meadow Business Park, and WesTech Business Park, consisting of 29 office buildings totaling approximately 1.4 million square feet located in Montgomery County, Maryland. These dispositions furthered the Company’s transition to focusing on industrial and flex properties in desirable infill locations within vibrant markets.

World-Class Operations and Disciplined Capital Expenditures. We effectively and proactively minimized maintenance capital and transaction costs (i.e., make-ready and leasing costs) through aggressive cost-containment strategies, including the use of pre-designed and pre-built generic space and finish designs that are appropriate for a wide range of companies and industries, minimizing our exposure to capital-intensive office-related expenditures, and optimizing the use of our in-house leasing teams to minimize leasing transaction costs.

Same Park recurring capital expenditures have trended downward over the past few years, which is the result of our effective transaction cost containment strategies (i.e. make-ready and leasing costs).

16.0% 14.1% 14.3% 14.0% 12.7% 12.3% 12.0% 11.6% 10.0% 8.0% 6.0% 4.0% 2.0% 0.0% 2015 2016 2017 2018 2019

(1)	Amounts shown in the table above reflect the reported Same Park data for each respective period.

Developing our People. We hire and develop outstanding team members to lease and manage all of our properties and deliver market-leading performance. Our decentralized platform gives us the flexibility to meet the needs of our customers, react quickly to local market dynamics, and contain operating expenses and capital expenditures, while our vertically integrated platform gives us the ability to manage our properties and leasing activity in-house, maximize cost efficiencies, and speed up decision making.

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Prudent Balance Sheet Management. Consistent with our long-term growth philosophy, in 2019 we maintained our “fortress” balance sheet, ending the year with no debt outstanding and modest levels of permanent preferred equity. Our balance sheet remains one of the strongest in the REIT industry, and our conservative balance sheet approach positions the Company to have sufficient access to capital necessary to sustain growth and financial performance through various market cycles.

$18.0 $15.8 $16.0 $14.0 $12.0 $10.0 $8.0 $6.9 $6.7 $6.4 $6.4 $6.4 $6.0 $4.1 $4.0 $2.0 $- DRE FR PSB REXR STAG EGP TRNO Total Capitalization $15.8 $6.9 $6.7 $6.4 $6.4 $6.4 $4.1 Preferred Equity $0.0 $0.0 $0.9 $0.3 $0.1 $0.0 $0.0 Net Debt $2.9 $1.5 $0.0 $0.8 $1.7 $1.2 $0.5 Market Equity $12.9 $5.4 $5.8 $5.3 $4.6 $5.2 $3.6 Net Debt to Total 18.5% 21.7% 0.0% 12.3% 26.0% 18.7% 11.9% Capitalization

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OUR COMPENSATION PHILOSOPHY AND PRACTICES ALIGN EXECUTIVE PAY WITH PERFORMANCE AND CREATION OF LONG-TERM VALUE

Compensation Objectives and Process

Our compensation goals are to hire and retain exceptional executives and to motivate our senior management to create long-term shareholder value. We generally pay our NEOs competitive compensation that we consider appropriate in view of individual and corporate performance and our objective of aligning our NEOs’ interests with those of our shareholders to maximize long-term shareholder value.

In general, our compensation program for NEOs comprises: (1) base salary; (2) short-term incentives generally in the form of annual cash bonuses; and (3) equity awards subject to long-term vesting, which may be restricted stock units (RSUs) and/or stock options. Our 2019 compensation program did not include equity awards as we were in the process of developing our new equity program, which the Compensation Committee approved in January 2020. See “Equity Grant Practices” on page 45.

Our incentive compensation for NEOs is designed to reward achievement of Company-wide and individual performance goals by tying awards to objectives that the Compensation Committee believes are key drivers of long-term, sustainable performance.

Because we design each component of our compensation program to accomplish or reward different objectives, historically and in 2019, the Compensation Committee determined the award of each component separately. Historically and in 2019, the Compensation Committee did not retain or rely on information provided by any third-party compensation consultant in setting compensation levels and awards for our NEOs.

The Compensation Committee generally considers corporate, business unit, and individual performance and other relevant factors when setting compensation of NEOs, and will solicit the views of the CEO (with respect to compensation of the other NEOs) and the Chairman and the Board (with respect to compensation of the CEO).

Our CEO attends all meetings of the Compensation Committee at which (i) compensation of the other NEOs or other employees is discussed and/or (ii) Company-wide compensation matters, such as the consideration of new equity plans, are discussed.

Our CEO does not vote on items before the Compensation Committee. As discussed in more detail below, the Compensation Committee solicits our CEO’s views on the performance of the executive officers reporting to her, including each of the other NEOs. In general, the Compensation Committee sets the compensation for the other NEOs after consideration of our CEO’s recommendations with respect to appropriate amounts to reward and incentivize each NEO.

The Compensation Committee met six times during 2019. Ms. Hawthorne attended a portion of all of the meetings but did not participate in the deliberations of the Compensation Committee with respect to setting her own compensation.

Focus on Pay for Performance

The guiding principle of our executive compensation philosophy is to pay for performance and incentivize our executive officers to create long-term shareholder value. The Compensation Committee believes that NEO compensation should be based on the Company’s achievement of financial and

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operational goals and on each executive’s individual contributions. This link between incentive payouts and achievement of goals has helped drive our strong and consistent performance year after year. We believe our focus on pay for performance has fueled our impressive long-term performance. For example, our TSR beat the NAREIT Equity Index and the S&P 500 index for the 5-year, 10-year, 15-year, and 20-year periods ending December 31, 2019, averaging 14.0% in total annual return since 2000.

Assessment of Individual Contributions to Overall Performance

The Compensation Committee’s evaluation of each NEO places strong emphasis on his or her contributions to the Company’s overall performance rather than focusing only on his or her individual business or functional area. The Compensation Committee believes that the NEOs share responsibility to support the goals and performance of the Company as a whole.

Long-Term Financial Performance

The Company has delivered strong financial performance over a sustained period of time, increasing FAD and Same Park NOI in each of the last five years. The Compensation Committee believes that our compensation program, structured on the philosophy and objectives outlined above, is a key driver of the Company’s strong performance over the long term.

The Compensation Committee made all final compensation decisions for NEOs in 2019. The Board was informed of all final compensation decisions for NEOs, and ratified the final compensation decisions for the CEO. For more information on the Compensation Committee and its responsibilities, see “Corporate Governance and Board Matters—Committees of the Board—Compensation Committee” on page 20.

Sound Governance Practices

In designing our executive compensation around the philosophy and objectives outlined above, the Compensation Committee believes that our program encourages the highest performance standards and aligns the interests of our NEOs with the long-term interests of our shareholders by:

●	keeping our NEOs focused on delivering sustainable industry-leading results that are aligned with the Company’s business model;

●	aligning the financial gains and losses of each NEO with objectives the Compensation Committee believes will drive long-term shareholders returns; and

●	supporting retention and continuity of leadership.

At the same time, the following features of our program discourage inappropriate risk taking:

●	extensive stock holding requirements;

●	long vesting periods on equity compensation;

●	no employment contracts or golden parachute arrangements;

●	no guaranteed bonuses other than for new hires in their first year of employment; and

●	no additional grants to balance changes in value of prior grants.

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The following key features of our compensation program reflect our philosophy:

What We Do	What We Don’t Do

 Align pay with performance by putting a substantial portion of our NEOs’ compensation “at risk.” A significant portion of NEO regular annual total compensation is tied to achievement of performance goals that are key drivers of our success.

 Promote retention and increase long-term shareholder value. Equity award grants to NEOs vest over at least four years.

 Mitigate undue risk in our executive compensation program. Financial targets for bonuses are based on different metrics to avoid inordinate focus on any particular metric. We also do not give earnings guidance.

 Stock ownership guidelines for executive officers. NEOs with the company at least five years are required to meet robust stock ownership requirements. Unvested time-based RSUs, unvested stock options, and out-of-the-money stock options are NOT counted for determining compliance with these guidelines.

 Robust Clawback Policy. Covers all incentive compensation of all executive officers.

  No employment, “golden parachute” or severance agreements with our NEOs.

  No guaranteed bonus arrangements with our NEOs except in connection with new hires in their first year of employment as inducement to attract the best candidates.

  No excessive perquisites. The company does not offer perquisites to our NEOs except for perquisites that are available to employees generally such as contributions to the 401(k) Plan,

  No repricing of stock options.

  No tax gross ups. The company generally does not provide “gross-ups” or other reimbursements of golden parachute or other taxes, nor does it provide change in control benefits to its NEOs that are not available to other employees generally.

  No supplemental retirement plans. The company does not provide any nonqualified deferred compensation or supplemental retirement benefits to our NEOs, other than providing the opportunity to defer receipt of shares that otherwise would be paid on vesting of certain RSUs.

  No hedging against price fluctuations. Hedging of the company’s securities is not permitted.

We Use Various Compensation Elements to Incentivize and Reward Long-Term Value Creation

We typically pay our NEOs a mix of cash and equity, the majority of which is “at risk” and tied to achieving performance objectives set by the Compensation Committee in light of the Company’s long-term strategy and the current business environment. We promote responsible growth and risk management and align the interests of our executives with the interests of our shareholders by using performance-based equity awards that are subject to long, above-market vesting periods as the predominant form of compensation.

2019 was a transitional year for our executive compensation program. During 2019 the Compensation Committee developed a new performance-based equity program, but the new program was not

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approved until early 2020. As a result, we did not issue performance-based equity to our NEOs in 2019, which resulted in a significant decrease in their total compensation as compared to 2018. The decrease in pay was purely a function of the timing of approval of the new program and was unrelated to performance. The main elements that typically make up our executive compensation program are set forth in the table below.

Compensation Type		Pay Element	Links to Business and Talent Strategies
Fixed Pay	Cash Compensation	Base Salary

●   Only fixed element of compensation that allows us to attract and retain exceptional talent

●   In setting base salary, the Compensation Committee considers the individual’s responsibilities, experience and market data, including comparable REITs and other companies against which we compete for talent

At-Risk Pay		Performance-Based Bonus

●   We motivate executives to focus on corporate objectives by having a significant portion of annual compensation paid as variable compensation that is conditioned on the achievement of pre-established annual financial, operational, and individual goals that we believe are critical to our long-term strategy

●   Payouts are determined and, if earned, awarded in the year following the performance year, based on achievement of pre-established annual targets

	Equity Compensation	Performance-Based RSUs

●   Aligns an executive’s compensation with long-term value creation and sustained financial performance by having a significant amount of annual compensation paid in RSU awards that are granted subject to satisfaction of multiple performance-based conditions measured over a predefined period

●   RSU awards are determined and granted in the year following the performance period, based on achievement of multiple pre-established goals; if the applicable performance conditions are not satisfied, no RSU awards are granted for such performance period

●   RSU awards granted are further subject to time-based vesting periods (5 tranches over 4 years) that are longer than market practice and require executives to remain committed to the Company in order to realize the full value of such awards

●   RSU awards help foster an ownership culture that encourages a long-term focus and continually align the interests of our executive officers and shareholders throughout the duration of the lengthy vesting period; as the value of our Common Stock increases or decreases over time, so does the value of a significant portion of our NEOs’ annual realized compensation

●   RSU awards serve as a strong retention tool for the Company, as they retain some value and provide a retention incentive even during difficult market conditions, when we may need it most

●   Our RSU Deferral Program permits holders to defer receipt of shares, which may provide tax benefits for employees

Stock Option Grants. We may also occasionally grant stock options, which provide significant value in the retention of executives—including in connection with new executive hiring or promotions. As with our practice with RSUs, we motivate executives to focus on long-term value creation and sustained financial performance and improve retention by subjecting stock option grants to longer-than-market vesting periods. Stock options are granted with an exercise price of not less than 100% of the fair market value of the Common Stock on the grant date. This ensures that the options will have value only when the price of our Common Stock increases after the grant date and remains above the exercise price through the vesting period, which further aligns the interests of our executives and shareholders.

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Equity Grant Practices

Equity grants to all of our executive officers, including the NEOs, must be approved by the Compensation Committee, which consists entirely of independent directors, and:

●

grants occur only at meetings or upon written actions of the Board or the Compensation Committee (including telephonic meetings), and are made effective as of the date of the meeting or written action, or a future date if appropriate (such as in the case of a new hire);

●	equity awards to executive officers are not timed in coordination with the release of material non-public information;

●	awards are subject to the terms of our 2012 Equity and Performance-Based Incentive Compensation Plan (the 2012 Plan);

●	historically, equity awards to executive officers have vested over an extended period, which the Compensation Committee believes furthers the goals of retention and motivation over the long-term; and

●

with respect to awards to NEOs other than our CEO, the Compensation Committee determines award levels based on recommendations from our CEO, taking into consideration each individual’s responsibilities and performance, as discussed in more detail below.

Our 2019 compensation program for NEOs did not include equity awards as we were in the process of developing our new Annual Equity Incentive Program, which the Compensation Committee approved in January 2020 and is discussed below. In July 2019, the Committee approved a pool of 5,000 RSUs to be granted under authority of Ms. Hawthorne, the Company’s President and CEO, to new employees or employees promoted by the Company who are not executive officers of the Company. These awards are typically granted on the first trading day of the month following the hire or promotion date, and vest in equal annual installments over five years.

Equity grants to other non-executive officers may be made at other times during the year, but are not timed in coordination with the release of material non-public information. These awards typically vest in equal annual installments over five years.

In January 2020, the Compensation Committee approved the Employee RSU Deferral Program, under the 2012 Equity and Performance-Based Incentive Compensation Plan approved by shareholders. The Employee RSU Deferral Program gives certain employees, including the NEOs, under certain circumstances the option of deferring receipt of shares that the Company would otherwise deliver to the employee on the vesting dates of RSUs, which may provide tax benefits for employees, deferring taxation to later dates.

As noted above, in January 2020, the Compensation Committee approved a new Annual Equity Incentive Program (the “New Equity Program”) under the Company’s 2012 Equity and Performance-Based Incentive Compensation Plan. The New Equity Program applies to the Company’s senior management, including its NEOs.

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Under the New Equity Program, NEOs will be eligible to receive RSUs subject to achievement of threshold levels of performance for two pre-established annual performance metrics: (1) growth in the Company’s net asset value per share, and (2) change in total shareholder value (with such metric to be based on growth in net asset value per share and dividend distributions), each as computed by the Compensation Committee pursuant to the terms of the New Equity Program.

Threshold levels of achievement will be set by the Compensation Committee each year. If either of the performance targets are not achieved, then the NEOs will not be awarded any RSUs under the New Equity Program.

If threshold levels for both of the pre-established performance targets are achieved, NEOs will generally receive their target award. However, the Compensation Committee may adjust the actual RSU award to 75%-125% of the target award based on the Compensation Committee’s assessment of the execution of certain long-term strategic and operational goals during the performance period. The Compensation Committee believes that the ability to consider the execution of long-term strategic or operational objectives spanning multiple performance periods effectively incorporates a multi-year performance component in the New Equity Plan while balancing the desire to reward NEOs based on the achievement of annual performance targets.

Executive Officer Stock Ownership Guidelines

The Board implemented stock ownership guidelines for NEOs effective April 28, 2015. Each NEO is expected to beneficially own Common Stock equal in market value to a specified multiple of his or her annual base salary. The guideline for the CEO is five times his or her base salary and for the other NEOs is three times his or her base salary. All of our NEOs who have been with the Company at least five years exceed his/her stock ownership requirement. Only shares of Common Stock (1) owned by the executive, (2) owned jointly by him/her and his/her spouse, (3) owned by his/her spouse, (4) held by him/her in the 401(k) Plan, and (5) held in custodial accounts or trust for him/her or for his/her spouse and/or children are counted for determining compliance with these guidelines. Unvested time-based RSUs and in-the-money value of vested options are NOT counted for determining compliance with these guidelines.

Our Named Executive Officers

The following are biographical summaries of our current executive officers, other than Ms. Hawthorne whose biographical summary is presented above with those of our other director nominees. These four executive officers are our NEOs for 2019.

●

Jeffrey D. Hedges, age 37, joined the Company as Executive Vice President, Chief Financial Officer, Secretary, and principal financial officer on September 17, 2018. Prior to joining the Company, Mr. Hedges served as Senior Vice President, Accounting and Reporting from 2015 at Invitation Homes (NYSE:INVH) (formerly known as Starwood Waypoint Homes and prior to that Colony Starwood Homes), a publicly traded single-family residential real estate investment trust that owns and operates single-family rental homes in the United States. Mr. Hedges was a Senior Manager in the Transaction Advisory Services and Assurance (Audit) groups at Ernst & Young (EY) from 2006 to 2015. Mr. Hedges is a certified public accountant and holds a Bachelor of Science from the W.P. Carey School of Business, Arizona State University, and a Master of Business Administration from the Wharton School, University of Pennsylvania.

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John W. Petersen, age 56, has been Executive Vice President and Chief Operating Officer since he joined the Company in December 2004. Prior to joining the Company, Mr. Petersen was Senior Vice President, San Jose Region, for Equity Office Properties (EOP) from July 2001 to December 2004, responsible for 11.3 million square feet of multi-tenant office, industrial and R&D space in Silicon Valley. Prior to working for EOP, Mr. Petersen was Senior Vice President with Spieker Properties from 1995 to 2001, overseeing the growth of that company’s portfolio in San Jose, through acquisition and development of nearly three million square feet. Mr. Petersen is a graduate of The Colorado College in Colorado Springs, Colorado, and was recently the President of the National Association of Industrial and Office Parks, Silicon Valley Chapter.

●

Trenton Groves, age 47, has served as the Company’s Senior Vice President, Chief Accounting Officer, Assistant Secretary, and principal accounting officer since September 2018. Mr. Groves joined the Company as Corporate Controller in 2004 and has served as Vice President, Finance, and Corporate Controller since 2007. Prior to joining the Company, Mr. Groves was in public accounting, serving as a Manager in the Assurance (Audit) group at EY from 2002 to 2004 and as Manager at Arthur Anderson from 1998 to 2002. Mr. Groves is a certified public accountant and holds a Bachelor of Science in accounting from California State University, Northridge.

2019 Annual Cash Incentive Thresholds and Targets. In March 2019, the Compensation Committee met to determine the appropriate performance thresholds and target amounts for 2019 annual incentive bonuses in order properly to incentivize senior management performance. The thresholds represent the minimum performance levels that our NEOs must achieve in order to qualify for awards of 2019 annual incentive bonuses at the target amounts.

After considering the Company’s strategic goals and input from Ms. Hawthorne and other Board members, including the Chairman of the Board, the Compensation Committee established the following as the performance thresholds for payment of senior executive bonuses: (i) at least 5.0% growth in 2019 FAD from 2018 FAD, as adjusted (see below for a description of adjustments) and (ii) at least 2.0% growth in 2019 Same Park NOI from 2018 Same Park NOI. The Compensation Committee selected these financial metrics because of their importance to both the PS Business Parks senior executive team and to investors. Consistent with our long history of setting annual incentive award targets at around one time base salary (although this does not preclude the Compensation Committee from approving higher or lower annual incentives awards), the Compensation Committee set 2019 bonus target amounts at 100% of base salary for each executive officer.

For purposes of determining performance metrics, Adjusted FAD is calculated after FAD is computed. FAD is computed by adjusting consolidated Funds From Operations (FFO) to (a) deduct recurring capital improvements that maintain the real estate value, capitalized tenant improvements and lease commissions, (b) eliminate certain income or expenses such as straight-line rent and stock compensation expense and (c) eliminate the impact of non-cash charges related to preferred equity redemptions. FFO represents GAAP net income before real estate depreciation and amortization expense, gains or losses on sales of operating properties and land and impairment charges on real estate assets.

For purposes of calculating the FAD bonus target amounts, 2019 FAD was adjusted by a number of factors, including adjustments made to neutralize the impact of: (i) maintenance capital expenditures;

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(ii) income, capital, and expenses received or incurred from assets disposed of in 2019; and (iii) cash paid for taxes in lieu of shares.

In determining whether the bonus paid was to be at, above or below the target bonus amount, the Compensation Committee solicited the views of the CEO (with respect to the other NEOs) and the Chairman and the Board (with respect to the CEO), taking into account the performance of each NEO, including achievement of individual performance goals and other factors deemed relevant by the Compensation Committee.

2019 Compensation Decisions

Based on the achievements and considerations described in this CD&A, the Compensation Committee made the following compensation decisions for 2019:

●

Base Salaries. In 2019, the Compensation Committee considered but did not adjust base salaries, except that it adjusted Mr. Petersen’s base salary, which had not been adjusted since 2013, to $400,000 effective March 1, 2019. Ms. Hawthorne’s base salary, which was set upon her promotion to CEO in July 2016, remained at $450,000; Mr. Hedges’s base salary, which was set upon his joining the Company as CFO in September 2018, remained at $375,000; and Mr. Groves’s base salary which was set upon his promotion to Senior Vice President and Chief Accounting Officer in September 2018, remained at $200,000 for 2019.

●

Satisfaction of Performance Targets. In February 2020, the Compensation Committee considered, among other factors, that (i) Adjusted 2019 FAD was $184.9 million, a 12.5% increase over 2018 and (ii) 2019 Same Park NOI was $273.1 million, a 4.9% increase over 2018. As a result, the Compensation Committee made the following decisions with respect to 2019 compensation:

o

Annual Cash Incentives. Based on the achievement of the annual incentive performance goals set for 2019, the Compensation Committee awarded bonuses to our NEOs in the following amounts: $495,000 for Ms. Hawthorne (110% of target); $375,000 for Mr. Hedges (100% of target); $460,000 for Mr. Peterson (115% of target); and $200,000 for Mr. Groves (100% of target).

o

Equity Awards. In 2019, the Compensation Committee was in the process of developing the New Equity Program discussed above. Because it did not approve the New Equity Program until January 2020, the Compensation Committee did not award RSUs or stock options to our NEOs in 2019. We expect equity awards in future years will be consistent with our 2020 equity awards as discussed below.

In evaluating management’s performance, the Compensation Committee placed significant weight on management’s strategic decisions that correctly anticipated changing economic conditions, their successful execution on that strategy, and their unwavering financial discipline. Our management team, led by Ms. Hawthorne, successfully oversaw and navigated the Company through these challenges.

In evaluating the overall compensation of our NEOs, and in keeping with its compensation philosophy of emphasizing and rewarding long-term performance, the Compensation Committee avoided placing inordinate emphasis on strict year-over-year comparisons in any specific financial metric, such as rental income or net income, as they are in part skewed by one-time and non-recurring events and do not reflect management’s long-term strategic focus.

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We believe our compensation program for NEOs drove 2019 performance and will continue to drive improved Company performance. Accordingly, the Board recommends that shareholders approve the compensation of the Company’s NEOs, as disclosed pursuant to the SEC’s compensation rules, including the CD&A, the compensation tables, and the narrative disclosures that accompany the compensation tables in this proxy statement.

2020 Compensation Outlook

The Compensation Committee believes the Company is well-positioned as a result of management’s focus and successful execution over the last several years. Given these expectations, the Compensation Committee met in January and February 2020 and made the following decisions for 2020 NEO compensation:

●	the base salaries of Ms. Hawthorne, Mr. Hedges and Mr. Petersen are to be maintained at year-end 2019 levels, while Mr. Groves base salary increased to $240,000 effective January 1, 2020;

●

2020 bonus target amounts are set at 100% of base salary for each Ms. Hawthorne, Mr. Hedges and Mr. Peterson, and 83% for Mr. Groves based on satisfaction of multiple pre-established 2020 performance targets relating to (1) Same Park Cash NOI growth, (2) adjusted FAD growth, (3) acquisitions and balance sheet management, and (4) individual performance goals; and

●

pursuant to our New Equity Program, the Compensation Committee approved the following aggregate target dollar value of RSUs that would be granted to the NEOs for 2020 performance, assuming that pre-established 2020 performance targets are achieved: $1,500,000 for Maria R. Hawthorne; $775,000 for Jeffrey D. Hedges; $950,000 for John W. Petersen; and $240,000 for Trenton A. Groves.

Tax Deductibility of Executive Compensation

The Compensation Committee considers the tax deductibility of compensation as one factor when considering executive compensation program alternatives. Due to its tax status as a REIT, the Company must generally distribute its taxable income to shareholders. To the extent that compensation is not deductible, taxable income will be higher and so, distributions to shareholders may be higher than they would be otherwise.

The Compensation Committee has in the past approved and has reserved the right in the future to approve compensation that does not qualify for deductibility in circumstances it deems in the Company’s best interests.

Prior to January 1, 2018, Section 162(m) imposed a $1,000,000 per person limit on the annual tax deduction for compensation paid to the Company’s current chief executive officer and certain other executive officers. Certain “performance-based” compensation exceeding $1,000,000 annually paid to the executives was excluded from Section 162(m)’s limitation and was deductible if certain requirements were met. The Company generally designed awards of stock options, certain restricted share units, and cash incentives to qualify as deductible “performance-based” compensation.

Under tax reform legislation signed into law on December 22, 2017 (the “Tax Cuts and Jobs Act”), the deductibility of executive compensation was limited further, effective January 1, 2018. Section 162(m) still imposes a $1,000,000 per person limit on the annual tax deduction for compensation paid to the

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Company’s current chief executive officer and certain other executive officers. But, the exclusion for “performance-based” compensation was repealed, and the group of employees subject to the limitation was expanded to include the chief financial officer and certain former executive officers.

Compensation awarded before November 3, 2017, which otherwise qualified as “performance based,” may continue to be deductible in the future as the cash compensation is paid, the restricted share units vest, and the stock options are exercised, under certain interim relief provisions of the Tax Cuts and Jobs Act. However, due to ambiguities and uncertainties about how the revised Section 162(m) should apply, it is uncertain whether previous awards that the Compensation Committee believed to be “performance based” compensation will be deductible going forward.

Compensation Committee Report

The Compensation Committee of the Board of PS Business Parks, Inc. has reviewed and discussed the foregoing CD&A with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference in the Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

This report is provided by the following independent directors who comprise the Compensation Committee:

THE COMPENSATION COMMITTEE

Jennifer Holden Dunbar, Chair

James H. Kropp

Robert S. Rollo

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Executive Compensation Tables

The following table sets forth certain information concerning the compensation paid for the years ended December 31, 2019, 2018, and 2017 to our NEOs.

As discussed above, while the Company typically grants annual performance-based equity awards to the Company’s NEOs, there were no such grants in 2019 since the New Equity Program, which the Company developed during 2019, was not approved until January 2020. We expect equity awards to NEOs in future years will be consistent with our anticipated 2020 equity awards, which are discussed above.

I.   Summary Compensation Table

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	Non-Equity Incentive Plan Compensation(4)	All Other Compensation (5)(6)	Total(7)
Maria R. Hawthorne	2019	$450,764	-	-	-	$495,000	$11,200	$956,964

President and CEO	2018	450,801		$2,861,750	-	450,000	11,000	3,773,551

	2017	450,801	-	-	-	405,000	10,800	866,601

Jeffrey D. Hedges	2019	375,764	-	-	-	375,000	11,200	761,964

Executive Vice President,	2018	101,343	$325,000	1,257,400	-	-	216,321	1,900,064

Chief Financial Officer and Secretary	2017	-	-	-	-	-	-	-

(since September 2018)

John W. Petersen	2019	393,264	-	-	-	460,000	11,200	864,464

Executive Vice President and	2018	355,801	-	-	-	355,000	11,000	721,801

Chief Operating Officer	2017	355,801	-	-	-	319,500	10,800	686,101

Trenton A. Groves	2019	200,764	-	-	-	200,000	11,200	411,964

Senior Vice President and	2018	184,760	-	228,940	-	145,334	11,000	570,034

Chief Accounting Officer	2017	178,801	-	-	-	120,000	10,800	309,601

(1)

Includes an amount of $764, $801, and $801 in holiday emoluments paid to each NEO for the year ended in December 31, 2019, 2018 and 2017, respectively; a benefit provided to all employees. Mr. Hedges joined the Company on September 17, 2018, and his annual salary for 2018 was $375,000. Mr. Groves’ annual salary for 2018 was $200,000 in connection with his appointment as Senior Vice President and Chief Accounting Officer in September 2018. Mr. Petersen’s annual salary for 2019 was increased to $400,000 effective March 1, 2019.

(2)	The amount shown for Mr. Hedges in 2018 represents a guaranteed bonus agreed to in connection with his onboarding package.

(3)

The amounts for equity awards reflect the grant date fair value. For a more detailed discussion and assumptions used in valuing the awards, refer to Note 10 to the Company’s audited financial statements for the fiscal year ended December 31, 2019, included in the Form 10-K filed with the SEC on February 19, 2020. All holders of unvested RSUs receive payments equal to any dividends paid on the Common Stock.

(4)	Includes amounts earned pursuant to the Company’s annual incentive award program.

(5)	All Other Compensation for 2019 consists of Company contributions to the 401(k) Plan (4% of the annual cash compensation up to a maximum of $11,200 in 2019).

(6)	In addition to the Other Compensation referenced in (6) above, Mr. Hedges received a one-time gross-up of taxes of $111,153 related to $105,168 of relocation costs.

(7)	Ms. Hawthorne was appointed and served as interim CFO from September 1, 2017 through September 16, 2018.

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II.   Grants of Plan-Based Awards

In 2019, the Compensation Committee was in the process of developing the New Equity Program. Because the Compensation Committee did not approve the program until January 2020, no grants of plan-based awards to the NEOs were made in 2019.

III.  Option Exercises and Stock Vested in 2019

The following table provides information about options exercised by the NEOs during the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)

Maria R. Hawthorne	-	-	19,000	$ 2,967,910

Jeffrey D. Hedges	-	-	2,000	361,500

John W. Petersen	3,000	$ 303,473	12,000	1,866,000

Trenton A. Groves	-	-	3,200	496,652

(1)

Value realized on exercise represents the difference between the closing price of our common stock on the NYSE at the date of exercise and the exercise price of the options. Does not reflect any tax or other required withholdings.

(2)	Value realized was calculated by multiplying the number of shares vesting by the closing price of our common stock on the NYSE on the vesting date as follows:

Name	RSU Vesting Date	Fair Market Value of RSUs ($)

Maria R. Hawthorne	03/08/19	$ 765,650

	03/15/19	1,866,000

	07/01/19	336,260

Jeffrey D. Hedges	10/01/19	361,500

John W. Petersen	03/15/19	1,866,000

Trenton A. Groves	03/08/19	61,252

	03/15/19	435,400

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IV.   Outstanding Equity Awards at Year-End

The following table sets forth certain information concerning outstanding equity awards held by the NEOs at December 31, 2019.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (3)		Market Value of Shares of Stock that Have Not Vested ($) (3)

Maria R. Hawthorne	07/01/16	5,000	(1)	10,000	(1)	$105.76	07/01/26	4,000	(1)	$659,480
	03/15/17	-		-		-	-	3,000	(2)	494,610
	03/08/18	-		-		-	-	20,000	(1)	3,297,400
	03/15/18	-		-		-	-	12,000	(2)	1,978,440
	TOTAL	5,000		10,000		-	-	39,000		$6,429,930

Jeffrey D. Hedges	10/01/18	-		-		-	-	8,000	(1)	$1,318,960
	TOTAL	-		-		-	-	8,000		$1,318,960

John W. Petersen	03/15/17	-		-		-	-	3,000	(2)	$494,610
	03/15/18	-		-		-	-	12,000	(2)	1,978,440
	TOTAL	-		-		-	-	15,000		$2,473,050

Trenton A. Groves	03/15/17	-		-		-	-	700	(2)	$115,409
	03/08/18	-		-		-	-	1,600	(1)	263,792
	03/15/18	-		-		-	-	2,800	(2)	461,636
	TOTAL	-		-		-	-	5,100		$840,837

(1)	These options or RSUs vest in five equal annual installments, beginning one year from the award date.

(2)	These RSUs vest in four equal annual installments beginning from the date of award.

(3)	Stock awards consist of RSUs granted to the named executive officers, and the values shown assume a price of $164.87 per share, the closing price for our Common Stock on the NYSE on December 31, 2019.

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V.  Potential Payments Upon Termination or Change of Control

Payments Upon Termination. We do not have a formal severance program for termination of employment through voluntary or involuntary termination, other than as specifically set forth in the applicable Plan or as required by law. These include:

●	vested stock options following a voluntary termination of employment must be exercised within 30 days following the individual’s last date of employment;

●	amounts contributed under our 401(k) Plan; and

●	accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability. In the event of the death or permanent and total disability of an NEO while employed by the Company, the executive officer will receive 401(k) Plan contributions and accrued unused vacation pay as noted above, in addition to the following:

●

In the case of death, all outstanding unvested stock options and RSUs held by the officer accelerate and vest as of the date of death and stock options may be exercised during the one-year period following the date of death, but prior to termination of the option;

●

In the case of permanent and total disability, all outstanding unvested stock options held by the officer continue to vest and are exercisable during the one-year period following the date of such permanent and total disability, but prior to termination of the option and all unvested RSUs vest as of the date of such permanent and total disability; and

●	The officer will receive payments under the Company’s life insurance program or disability plan, as applicable, similar to all other employees of the Company.

Payments Upon a Change of Control. Under the 2012 Plan, the vesting of outstanding awards will not accelerate unless (1) the Company experiences a qualifying change in control and (2) one of the following conditions is also met: (a) for a change of control where such awards will be assumed or continued by the surviving entity, the holder’s employment must be terminated without “cause” (as defined in the 2012 Plan) within one year following the change of control, or (b) such awards must be terminated in connection with the change of control.

A “change of control” is defined in the plan to generally include the following:

●	the dissolution or liquidation of PS Business Parks or merger in which PS Business Parks does not survive;

●	the sale of substantially all of PS Business Parks’ assets;

●

merger in which the company is the surviving corporation but after which the company’s shareholders immediately prior to such merger cease to own their shares or other equity interest in the company; or

●	any transaction that results in any person or entity owning 30% or more of the combined voting power of all classes of our shares.

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The following table shows the estimated value of the acceleration of unvested equity awards pursuant to the termination events described above assuming the event occurred as of December 31, 2019 and using a closing market price of our common stock on the NYSE as of December 31, 2019 of $164.87 per share.

Name	Value of Accelerated Option Vestings	Value of Accelerated RSU Vestings	Total

Maria R. Hawthorne

Termination upon change of control or death, or disability	$591,100 (1)	$6,429,930	$7,021,030

Jeffrey D. Hedges

Termination upon change of control, death, or disability	-	1,318,960	1,318,960

John W. Petersen

Termination upon change of control, death, or disability	-	2,473,050	2,473,050

Trenton A. Groves

Termination upon change of control, death, or disability	-	840,837	840,837

(1)

Amounts for Ms. Hawthorne reflect the vesting of outstanding option awards granted to Ms. Hawthorne in July 2016. Pursuant to the terms of the option awards, upon change of control or death, all outstanding options vest in full; however, upon permanent and total disability, outstanding options continue to vest during the one-year period following the date of such permanent and total disability. The value of the accelerated option vesting in the event of change of control or death is $591,100, and the value of the accelerated option vesting in the event of permanent and total disability is $295,550.

Payments Upon Retirement. In February 2020, the Board and Compensation Committee approved an Equity Awards Retirement Policy for employees and changes to our Non-Employee Director Compensation Policies to provide for the accelerated vesting of outstanding equity awards upon retirement, subject to certain requirements. The Equity Awards Retirement Policy for employees provides for the accelerated vesting of all unvested options and RSUs upon retirement, subject to satisfaction of certain conditions, including approval by the Chair of the Compensation Committee, entry into a written separation agreement, providing 12 months’ prior written notice of intention to retire, and achieving a minimum threshold of age and years of service. Under the revised Non-Employee Director Compensation Policy, all outstanding options vest upon retirement if a non-employee director ceases service on the Board and meets a minimum threshold of age plus years of service. The policies referenced above are intended to recognize long-tenured employees and directors who have contributed to the success and growth of the Company.

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Equity Compensation Plan Information as of December 31, 2019. The following table sets forth certain equity compensation plan information as of December 31, 2019:

Plan Category(1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in Column (a)(2)
Equity compensation plans approved by security holders	308,678	$103.62	813,400
Equity compensation plans not approved by security holders	-	-	-
Total(3)	308,678	$103.62	813,400

(1)	Each of our equity compensation plans has been approved by our shareholders.
(2)	Represents shares of our common stock available for issuance under the Company’s 2012 Plan.
(3)	Amounts include RSUs.

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Stock Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of the dates indicated with respect to persons known to the Company to be the beneficial owners of more than 5% of the outstanding shares of Common Stock:

	Shares of Common Stock Beneficially Owned

Name and Address	Number of Shares	Percent of Class(1)

Public Storage 701 Western Avenue Glendale, California 91201(2)	7,158,354	26.09%

The Vanguard Group 100 Vanguard Blvd. Malvern, Pennsylvania 19355(3)	3,169,182	11.55%

BlackRock, Inc. 55 East 52nd Street New York, New York 10055(4)	2,863,222	10.4%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, Maryland 21202(5)	2,046,088	7.4%

(1)	The percent of class is calculated using the common stock ownership numbers as of the dates indicated below divided by shares outstanding on February 28, 2020 of 27,441,071 shares of Common Stock.

(2)

Holdings reported are as of February 28, 2020. The reporting persons listed above have filed a joint Schedule 13D, amended as of November 8, 2013. Public Storage has sole voting and dispositive power with respect to all such shares. The 7,158,354 shares of Common Stock in the above table do not include 7,305,355 Units held by Public Storage and affiliated partnerships which (pursuant to the terms of the agreement of limited partnership of our operating partnership) are redeemable by the holder for cash or, at the Company’s election, for shares of the Company’s common stock on a one-for-one basis. Upon conversion of the Units to Common Stock, Public Storage and its affiliated partnerships would own approximately 41.6% of the Common Stock (based upon the Common Stock outstanding at February 28, 2020 and assuming such conversion).

(3)

Holdings reported as of December 31, 2019 as set forth on a Schedule 13G/A filed on February 12, 2020 by The Vanguard Group, as investment adviser of its clients, to report sole voting power with respect to 63,682 shares, shared voting power with respect to 22,854 shares, sole dispositive power with respect to 3,106,704 shares and shared dispositive power with respect to 62,478 shares.

(4)

Holdings reported as of December 31, 2019 as set forth in Schedule 13G/A filed on February 4, 2020 by BlackRock, Inc. and certain affiliates to report beneficial ownership and sole dispositive power with respect to 2,863,222 shares and sole voting power with respect to 2,776,912 shares.

(5)

Holdings reported as of December 31, 2019 as set forth on a Schedule 13G/A filed on February 14, 2020 by T. Rowe Price Associates, Inc. (Price Associates), as investment adviser of its clients, to report sole voting power with respect to 456,679 shares and sole dispositive power with respect to 2,046,088 shares. For SEC reporting purposes, Price Associates is deemed to be a beneficial owner of these securities. However, Price Associates has expressly disclaimed that it is an owner of such securities.

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Security Beneficial Ownership of Directors and Management

The following table sets forth information as of February 28, 2020 concerning the beneficial ownership of Common Stock of each of our directors and executive officers and all directors and executive officers as a group:

	Shares of Common Stock Beneficially Owned
Name	Number of Shares (1)		Percent of Class(1)

Ronald L. Havner, Jr.	171,789	(2)	*

Joseph D. Russell, Jr.	45,698		*

Jennifer Holden Dunbar	14,560	(3)	*

James H. Kropp	26,461	(4)	*

Kristy M. Pipes	--		--

Gary E. Pruitt	24,410		*

Robert S. Rollo	8,972		*

Peter Schultz	23,620		*

Stephen W. Wilson	--		--

John W. Petersen	20,560		*

Maria R. Hawthorne	52,079		*

Jeffrey D. Hedges	976		*

Trenton A. Groves	7,060		*

All Directors and Executive Officers as a Group (13 persons)	396,185	(1)(2)(3)(4)	1.44%

*	Less than 1%

(1)

Represents shares of Common Stock beneficially owned as of February 28, 2020. Includes options to purchase shares of Common Stock exercisable within 60 days of February 28, 2020, as follows: R. Havner, 16,205 shares; J. Russell, 2,400 shares; J. Holden Dunbar, 12,135 shares; J. Kropp, 12,000 shares; G. Pruitt, 22,410 shares; R. Rollo, 7,670 shares; P. Schultz, 22,410 shares; and M. Hawthorne, 5,000 shares. Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares have sole voting and investment power with respect to such shares. Includes shares credited to the accounts of the executive officers of the Company that are held in the 401(k) Plan. Also includes RSUs which are scheduled to vest within 60 days of February 28, 2020 as follows: M. Hawthorne, 14,000 RSUs; J. Russell, 10,937 RSUs; J. Petersen, 9,000 RSUs; and T. Groves, 2,500 RSUs. The percentage held is calculated using the outstanding common shares on February 28, 2020 of 27,441,071.

(2)

Includes 155,584 shares held by Mr. Havner in a joint account with Mr. Havner’s spouse that are pledged in a margin brokerage account. Does not include shares owned by Public Storage as to which Mr. Havner disclaims beneficial ownership. Mr. Havner is Chairman of the Board of Public Storage. See “Security Ownership of Certain Beneficial Owners” on page 57 for Public Storage ownership.

(3)	All the shares are held by Ms. Dunbar and her spouse as trustees of the Lilac II Trust.

(4)	Includes 4,491 shares held by custodian of an IRA for the benefit of Mr. Kropp.

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Additional Information about our Directors and Executive Officers; Certain Relationships

Incentive Compensation Recoupment Policy (Clawback Policy).

The Board has adopted an Incentive Compensation Recoupment Policy, effective January 1, 2020, which applies to our executive officers. Pursuant to this policy, in the event the Company’s financial results (i) are restated due to material noncompliance with any financial reporting requirement or (ii) have been determined by the Board to have been materially misstated, then an independent committee of the Board may require any covered officer to repay to the Company all or part of any “Excess Compensation” that such officer had previously received. Excess Compensation is defined as that part of the cash or equity incentive compensation received by a covered officer during the three-year period preceding the restatement or material misstatement determination that was in excess of the amount that such officer would have received had such incentive compensation been calculated based on the restated or corrected financial results.

Policy Regarding Pledging of Shares

Our insider trading policy discourages (but does not prohibit) the pledging of shares of Common Stock by insiders.

Anti-Hedging Policy

Our insider trading policy includes an anti-hedging provision that prohibits directors, officers, and employees from directly or indirectly engaging in hedging against future declines in the market value of any securities of the Company. The objective of this policy is to enhance alignment between the interests of our directors, officers, and employees and those of our shareholders.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our directors and executive officers, and persons who own more than 10% of any registered class of our equity securities, to file with the SEC initial reports of beneficial ownership of PS Business Parks’ equity securities on Form 3 and reports of changes in beneficial ownership on Form 4 or Form 5. As a matter of practice, we typically assist our executive officers and directors with these matters and file these reports on their behalf.

Based solely on a review of reports we filed on behalf of our directors and executive officers, and written representations from these individuals that no other reports were required, all reports on behalf of our directors and executive officers were filed on a timely basis under Section 16(a), except for one report for each of Maria R. Hawthorne and Jeffrey D. Hedges regarding a tax withholding transaction for each such reporting owner which occurred upon the vesting of RSUs.

Related Party Transaction Approval Policies and Procedures

The Audit Committee, in accordance with its charter, must review any related party transaction and make recommendations to the independent and disinterested directors of the Board with respect to approval or disapproval of such transactions.

In addition, pursuant to the charter of the Nominating/Corporate Governance Committee and the Director Code of Ethics, the Nominating/Corporate Governance Committee is generally responsible for considering conflicts of interest related to directors and executive officers and makes a

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recommendation to the Board with respect to any action to be taken. The director with an actual, potential or apparent conflict of interest does not participate in the decision-making process related to the transaction.

Relationship with Public Storage

The properties in which the Company has an equity interest are generally owned by our operating partnership (the Operating Partnership). As of February 28, 2020, the Company owned approximately 79.0% of the Operating Partnership’s common partnership units. The remaining common partnership units were owned by Public Storage and affiliated partnerships. The 7,305,355 units held by Public Storage and affiliated partnerships are redeemable (pursuant to the terms of the agreement of limited partnership of the Operating Partnership) by the holder for cash or, at the Company’s election, for shares of our Common Stock on a one-for-one basis. Upon conversion of the units to Common Stock, Public Storage and its affiliated partnerships would own approximately 41.6% of the Common Stock (based upon the Common Stock outstanding at February 28, 2020, and assuming such conversion).

Management Agreement with Affiliates

The Operating Partnership operates industrial, retail, and office facilities for Public Storage and partnerships and joint ventures of which Public Storage is a general partner or joint venturer (the Affiliated Entities) pursuant to a management agreement under which Public Storage and the Affiliated Entities pay to the Operating Partnership a fee of 5% of the gross revenues of the facilities operated for Public Storage and the Affiliated Entities. During 2019, Public Storage and the Affiliated Entities paid fees of approximately $287,000 to the Operating Partnership pursuant to that management agreement. In 2019, we allocated approximately $373,000 in operating expenses to Public Storage relating to the management agreement, including payroll and other overhead expenses.

Public Storage also provides property management services for the self-storage component of two assets owned by the Company. These self-storage facilities, located in Palm Beach County, Florida, operate under the “Public Storage” name. Under the property management contracts, Public Storage is compensated based on a percentage of the gross revenues of the facilities managed. Under the supervision of the Company, Public Storage coordinates rental policies, rent collections, marketing activities, the purchase of equipment and supplies, maintenance activities, and the selection and engagement of vendors, suppliers, and independent contractors. In addition, Public Storage assists and advises the Company in establishing policies for the hire, discharge, and supervision of employees for the operation of these facilities, including on-site managers, assistant managers, and associate managers. Both the Company and Public Storage can cancel the property management contract upon 60 days’ notice. Management fees paid for these facilities were approximately $98,000 for the year ended December 31, 2019, and, in 2019, Public Storage allocated approximately $75,000 in operating expenses to us related to the management of the facilities, including payroll and overhead expenses. Public Storage also owns and licenses the PS Business Parks name and logo to the Company under a royalty-free license that may be terminated upon six months’ notice to the Company.

Cost Sharing and Other Arrangements with Public Storage

Pursuant to a cost sharing and administrative services arrangement, we share certain administrative services, corporate office space, and certain other third party arrangements with Public Storage which are allocated based upon time, effort, and other methodologies. For the year ended December 31, 2019, Public Storage reimbursed us $39,000 for costs paid on their behalf, and we reimbursed Public Storage $1.2 million in costs that Public Storage incurred on our behalf. We had net amounts due to Public Storage of $106,000 at December 31, 2019.

PS Business Parks • 2020 Proxy Statement • 60

Proposal 2: Approve Executive Compensation

Common Management/Board Members with Public Storage

Ronald L. Havner, Jr., Chairman of the Board, is also Chairman of Public Storage. Joseph D. Russell, Jr., a director, is also the President and Chief Executive Officer and a trustee of Public Storage. Gary E. Pruitt, a director, is also a trustee of Public Storage.

Pay Ratio Disclosure

This section presents the ratio of annual total compensation of our President and CEO, Maria R. Hawthorne (as disclosed in the Summary Compensation Table above), to the annual total compensation of our median employee (excluding Ms. Hawthorne). The ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Exchange Act.

We selected the median employee based on the Company’s 154 employees (excluding Ms. Hawthorne) as of December 31, 2019. In identifying our median employee, we calculated the annual total compensation of each employee as of December 31, 2019, based on Form W-2 information. We did not apply any cost-of-living adjustments as part of the calculation.

The 2019 annual total compensation for our CEO, as disclosed in the Summary Compensation Table below, and as determined under Item 402 of Regulation S-K, was $956,964. The 2019 annual total compensation for our median employee, as determined under Item 402 of Regulation S-K, was $90,319. The ratio of our CEO’s annual total compensation to our median employee’s total compensation for fiscal year 2019 is 11 to 1.

The Board recommends a vote FOR approval of

our executive compensation as described in this proxy statement.

PS Business Parks • 2020 Proxy Statement • 61

Proposal 3:

Ratification of Independent

Registered Public Accounting Firm

The Audit Committee has appointed Ernst & Young LLP (EY) as the Company’s independent registered public accounting firm to audit the Consolidated Financial Statements of PS Business Parks and its subsidiaries for the year ending December 31, 2020

RECOMMENDATION:

Vote FOR ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2020

PS Business Parks • 2020 Proxy Statement • 63

Proposal 3: Approve Auditor

Proposal 3

Ratification of Independent Registered Public Accountants

Executive Summary

The Board recommends that shareholders ratify the Audit Committee’s appointment of EY as the Company’s independent registered public accounting firm (Independent Accountants) for the fiscal year ending December 31, 2020. EY has acted as the Independent Accountants since the Company’s organization in 1997.

The Company’s bylaws do not require ratification of EY’s appointment, but the Board believes that shareholder ratification is good corporate governance. If shareholders do not ratify the appointment of EY, the Audit Committee may consider the selection of a different registered public accounting firm. Even if shareholders ratify the appointment of EY, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the Company and its shareholders.

Audit and Non-Audit Fees

The following table shows the fees billed or expected to be billed to the Company by EY for audit and other services provided for fiscal 2018 and 2019:

	2018	2019

Audit fees	$ 615,000	$ 675,000

Audit-related fees	23,000	24,000

Tax Fees	51,000	62,000

Total	$ 689,000	$ 761,000

Audit Fees. Audit fees represent fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal control over financial reporting, review of the quarterly financial statements included in the Company’s quarterly reports on Form 10-Q and services in connection with the Company’s registration statements.

Audit related fees. Audit-related fees represent professional fees provided in connection with the audit of the Company’s

401(k)/Profit Sharing Plan (the 401(k) Plan).

Tax fees. During 2019 and 2018, all of the tax services consisted of tax compliance and consulting services.

Auditor Independence

The Audit Committee has determined that the Independent Accountants’ provision of the non-audit services described above is compatible with maintaining the Independent Accountants’ independence.

Policy to Approve Ernst & Young LLP Services

The Audit Committee has adopted a pre-approval policy relating to services performed by the Company’s Independent Accountants. The policy requires that all services provided by EY to us,

PS Business Parks • 2020 Proxy Statement • 64

Proposal 3: Approve Auditor

including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee.

Under this policy, the Audit Committee of the Company pre-approved all services performed by EY during 2019 and 2018, including those listed in the previous table. The Chairman of the Audit Committee has the authority to grant required approvals between meetings of the Audit Committee, provided that any exercise of this authority is presented at the next committee meeting.

Audit Committee Report

The Audit Committee’s responsibilities include appointing the Company’s Independent Accountants, pre-approving audit and non-audit services provided by the firm, and assisting the Board in providing oversight to the Company’s financial reporting process.

In fulfilling its responsibilities, the Audit Committee meets with the Company’s Independent Accountants, internal auditor, and management to review the Company’s accounting, auditing internal controls, and financial reporting matters. Management is responsible for the Company’s financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting, and for assessing the effectiveness of internal controls over financial reporting. The Independent Accountants is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon. It is not the Audit Committee’s responsibility to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete, accurate, and in accordance with U.S. generally accepted accounting principles and applicable laws, rules, and regulations. The Audit Committee’s responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the Company’s management and of the Company’s Independent Accountants.

In connection with its oversight responsibilities related to the Company’s financial statements included in the Company’s Annual Report on Form 10-K, the Audit Committee met with management and EY, the Company’s Independent Accountants, and reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the Independent Accountants matters required to be discussed by PCAOB Auditing Standard No. 1301 (Communication with Audit Committees), as modified or supplemented. The discussion included, but was not limited to, the overall scope and plans for the annual audit, the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to providing the required written disclosures and communications, the Company’s Independent Accountants also provided to the Audit Committee the letter confirming their independence of the Company as required by the applicable rules of the PCAOB, and the Audit Committee discussed with the Independent Accountants that firm’s independence. In addition, the Audit Committee has considered whether the Independent Accountant’s provision of non-audit services to the Company and its affiliates is compatible with the firm’s independence.

During 2019, management documented, tested, and evaluated the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and SEC regulations adopted thereunder. The Audit Committee met with representatives of management, the internal auditors, legal counsel, and the Independent Accountants on a regular basis throughout the year to discuss the progress of the process. At the conclusion of this

PS Business Parks • 2020 Proxy Statement • 65

Proposal 3: Approve Auditor

process, the Audit Committee received from management its assessment and report on the effectiveness of the Company’s internal controls over financial reporting. In addition, the Audit Committee received from EY its assessment of and opinion on the Company’s internal control over financial reporting. These assessments and reports are as of December 31, 2019. The Audit Committee reviewed and discussed the results of management’s assessment and EY’s audit.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of EY as the Company’s independent registered public accountants for the fiscal year ending December 31, 2020, and recommended that the Board submit this appointment to the Company’s shareholders for ratification at the 2020 Annual Meeting.

THE AUDIT COMMITTEE

Gary E. Pruitt, Interim Chair

Jennifer Holden Dunbar

Kristy M. Pipes

Peter Schultz

Stephen W. Wilson

PS Business Parks • 2020 Proxy Statement • 66

General Meeting Information

General Information About the Meeting

Purpose of the Proxy Solicitation

We are providing these proxy materials on behalf of the Board of PS Business Parks, Inc. to ask for your vote and to solicit your proxies for use at our 2020 Annual Meeting to be held on April 22, 2020, or any adjournments or postponements thereof.

These materials are available to you on the Internet or, upon your request, will be delivered to you by mail, because you were a shareholder as of February 28, 2020, the record date (the Record Date) fixed by the Board, and are therefore entitled to receive notice of the Annual Meeting (the Notice) and to vote on matters presented at the Annual Meeting.

This proxy statement contains important information regarding the Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in deciding how to vote, and describes voting procedures. This Notice and proxy statement are first being distributed and made available on or about March 20, 2020, to holders of our common stock on the record date. A copy of our Annual Report to Shareholders for the fiscal year ended December 31, 2019, which includes a copy of our Form 10-K, accompanies this proxy statement.

Date, Time, and Place of the Annual Meeting

The Annual Meeting will be held on Wednesday, April 22, 2020 at 11:30 a.m., Pacific Time, at the Westin Pasadena located at 191 North Los Robles Avenue, Pasadena, California 91101.

Who Can Vote

Holders of PS Business Parks Common Stock at the close of business on the Record Date may vote the shares of Common Stock they hold on that date at the Annual Meeting. For all matters submitted for vote at the Annual Meeting, each share of Common Stock is entitled to one vote.

Quorum for the Annual Meeting

If a majority of the shares of Common Stock outstanding on the record date are present in person or represented by proxy at the Annual Meeting, we will have a quorum, permitting business to be conducted at the Annual Meeting. As of the record date, we had 27,441,071 shares of Common Stock outstanding and entitled to vote.

How Votes are Counted

For the election of directors, director nominees receiving an affirmative majority of votes cast (i.e., the number of shares cast “for” a director nominee exceeds the number of votes cast “against” that nominee) will be elected. Shares of common stock not voted (whether by abstention or otherwise) will not affect the vote. As discussed above, the Company has adopted a policy whereby directors who do not receive a majority of the votes cast for his or her election must submit their resignation to be considered by the Board.

The number of shares cast “for” each other proposal to be voted on at the Annual Meeting must exceed the number of votes cast “against” that proposal for approval of the proposal. We will not count shares that abstain from voting.

PS Business Parks • 2020 Proxy Statement • 67

General Meeting Information

Although the advisory vote to approve executive compensation in Proposal 2 is non-binding, the Compensation Committee will consider and take into account the vote results in making future determinations on executive compensation.

How Proxies will be Voted

If you hold shares through a broker or nominee and do not provide the broker or nominee with specific voting instructions, under the rules that govern brokers or nominees in such circumstances, your broker or nominee will have the discretion to vote such shares on routine matters, but not on non-routine matters. As a result:

●	Your broker or nominee will not have the authority to exercise discretion to vote such shares with respect to Proposals 1 and 2 because the NYSE rules treat these matters as non-routine; and

●	Your broker or nominee will have the authority to exercise discretion to vote such shares with respect to Proposal 3 because that matter is treated as routine under the NYSE rules.

Broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum but will otherwise have no effect on the outcome of the vote on Proposals 1 and 2.

If you are a registered shareholder and submit a properly executed proxy card containing no instructions, the shares represented by the proxy will be voted FOR (i) each of Proposals 1, 2 and 3, and (ii) in accordance with the judgment of the proxy holders as to any other matter that may properly be brought before the Annual Meeting, or any adjournments or postponements thereof.

How to Cast a Vote

You may vote by any of the following means:

●

By Internet: Shareholders who received a Notice about the Internet availability of our proxy materials may submit proxies over the Internet by following the instructions on the Notice. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

●

By Telephone: If provided on your proxy card or voting instruction card and if you live in the United States or Canada, you may submit proxies by telephone by calling the telephone number indicated on the card and following the instructions. You will need the control number on the card when voting.

●

By Mail: Shareholders who received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing, and dating their proxy card or voting instruction card and mailing it in the accompanying self-addressed envelope. No postage is necessary if mailed in the United States.

●

In person, at the Annual Meeting: Shareholders who hold shares in their name as the shareholder of record may vote in person at the Annual Meeting. Shareholders who are beneficial owners but not shareholders of record may vote in person at the Annual Meeting only with a legal proxy obtained from their broker, trustee, or nominee, as applicable.

PS Business Parks • 2020 Proxy Statement • 68

General Meeting Information

Properly completed and submitted proxy cards and voting instruction cards, and proxies properly completed and submitted over the Internet, if received in time for voting and not revoked, will be voted at the Annual Meeting in accordance with the instructions contained therein.

How to Vote as a Participant in the 401(k) Plan

If you hold your shares as a participant in the 401(k) Plan, your proxy will serve as a voting instruction for the trustee of the 401(k) Plan with respect to the amount of shares of Common Stock credited to your account as of the record date. If you provide voting instructions via your proxy card or voting instruction card with respect to your shares of Common Stock held in the 401(k) Plan, the trustee will vote those shares of Common Stock in the manner specified. The trustee will vote any shares of Common Stock for which it does not receive instructions in the same proportion as the shares of Common Stock for which voting instructions have been received, unless the trustee is required by law to exercise its discretion in voting such shares.

To allow sufficient time for the trustee to vote your shares of Common Stock, the trustee must receive your voting instructions by 7:00 a.m., Pacific Daylight Time, on April 20, 2019.

Changing Your Vote

You can change your vote at any time before your proxy is voted at the Annual Meeting. To revoke your proxy, you must either:

●	file an instrument of revocation with our Corporate Secretary at our principal executive offices, 701 Western Avenue, Glendale, California 91201;

●	mail a new proxy card dated after the date of the proxy you wish to revoke to our Corporate Secretary at our principal executive offices;

●	submit a later dated proxy over the Internet in accordance with the instructions set forth on the Internet voting website; or

●	if you are a shareholder of record, or you obtain a legal proxy from your broker, trustee, or nominee, as applicable, attend the Annual Meeting and vote in person.

We will vote your unrevoked proxy at the Annual Meeting in accordance with your instructions indicated on the proxy card, voting instruction card or, if submitted over the Internet, as indicated on the submission.

Cost of this Proxy Solicitation

We bear all proxy solicitation costs. In addition to solicitations by mail, our Board, our officers, and our regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, electronic transmission, and personal interviews.

We will request brokers, banks, custodians, and other fiduciaries to forward proxy soliciting materials to the beneficial owners of Common Stock. We will reimburse them for their reasonable out-of-pocket expenses incurred in connection with distributing proxy materials. Alliance Advisors LLC may be retained as our proxy distribution agent, for which they would receive an estimated fee of $1,100 together with normal and customary expenses.

PS Business Parks • 2020 Proxy Statement • 69

General Meeting Information

Contacting our Transfer Agent

Please contact PS Business Parks’ transfer agent at the phone number or address listed below, with questions concerning share certificates, dividend checks, transfer of ownership, or other matters pertaining to your share account: American Stock Transfer & Trust Company, LLC 6201 15th Avenue, Brooklyn, New York 11219, 800-937-5449.

Consideration of Candidates for Director

The policy of the Nominating/Corporate Governance Committee is to consider properly submitted shareholder recommendations for candidates for membership on the Board. Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating/Corporate Governance Committee should include the nominee’s name and qualifications for board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to: Jeffrey D. Hedges, Executive Vice President, Chief Financial Officer, & Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201.

Deadlines for Receipt of Shareholder Proposals

Any proposal that a holder of our shares wishes to submit for inclusion in our 2020 Proxy Statement pursuant to SEC Rule 14a-8, including any notice by a shareholder of his, her, or its intention to cumulate votes in the election of directors at the 2021 Annual Meeting, must be received by the Company no later than November 20, 2020. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in Company-sponsored proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless certain conditions specified in the rule are met.

In addition, notice of any proposal that a holder of our shares wishes to propose for consideration at the 2021 Annual Meeting, but does not seek to include in the 2021 Proxy Statement pursuant to Rule 14a-8, must be delivered to the Company no later than February 4, 2021 if the shareholder wishes for the Company to describe the nature of the proposal in its 2021 Proxy Statement and to be able to exercise its discretionary authority to vote proxies on the proposal. If the date of the 2021 Proxy Statement is more than 30 days before or after the anniversary of the date of this proxy statement, notice of the proposal must be received no later than 45 days before the date of 2021 Proxy Statement.

Any shareholder proposals or notices submitted to the Company in connection with the 2021 Annual Meeting should be addressed to: Jeffrey D. Hedges, Executive Vice President, Chief Financial Officer, & Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201.

Annual Report on Form 10-K

A copy of our 2019 Annual Report and Form 10-K accompanies this proxy statement. Additional copies are available at: www.psbusinessparks.com/investor-relations/financial-reports/

The Company will furnish a paper copy of the Form 10-K, excluding exhibits, without charge, upon the written request of any shareholder to Jeffrey D. Hedges, Executive Vice President, Chief Financial Officer, & Secretary, PS Business Parks, Inc., 701 Western Avenue, Glendale, California 91201. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

PS Business Parks • 2020 Proxy Statement • 70

General Meeting Information

Other Matters

The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment on such matters.

We urge you to vote the accompanying proxy and sign, date, and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

PS Business Parks • 2020 Proxy Statement • 71

Appendices

Appendix A: Reconciliation of non-GAAP measures to GAAP and other information

PS Business Parks • 2020 Proxy Statement • 72

SUPPLEMENTAL NON-GAAP DISCLOSURES (UNAUDITED)

Return on Assets (In thousands)

The following table reconciles from rental income on our income statement to net operating income, and sets forth the calculation of return on assets.

	For The Years Ended December 31,
	2009	2014	2019
Rental Income	$270,957	$376,255	$429,846
Cost of operations	85,912	127,371	128,343
Net operating income	$185,045	$248,884	$301,503

	As of December 31,
	2009	2014	2019
Land	$494,849	$804,269	$850,823
Buildings and improvements	1,535,555	2,225,141	2,224,991
Pre-depreciation cost of real estate facilities	$2,030,404	$3,029,410	$3,075,814

Return on assets(1)	9.1%	8.2%	9.8%

Ratio of Debt and Preferred Equity to Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

The table below reflects the ratio of debt and preferred equity to EBITDA and reconciles net income to EBITDA (in thousands).

	For The Years Ended December 31,

	2015	2016	2017	2018	2019

Mortgage note payable	$250,000	$—	$—	$—	$—
Preferred stock	920,000	1,109,750	1,089,750	959,750	944,750

Combined mortgage note payable and preferred stock	$1,170,000	$1,109,750	$1,089,750	$959,750	$944,750

Net Income	$148,970	$144,984	$179,316	$271,901	$203,972
Adjustments:
Depreciation and amortization	105,394	99,486	94,270	99,242	104,249
Depreciation from unconsolidated joint venture	—	—	1,180	—	—
Interest expense	13,270	5,568	1,179	555	611
Interest income	(631)	(463)	(356)	(489)	(1,885)
Gain on sale of land and real estate facilities	(28,235)	—	(1,209)	(93,484)	(16,644)
Gain on sale of development rights	—	—	(6,365)	—	—

EBITDA (2)	$238,768	$249,575	$268,015	$277,725	$290,303

Debt and Preferred to EBITDA Ratio	4.9	4.4	4.1	3.5	3.3

(1)

Return on assets is a non-GAAP financial measure representing the ratio of net operating income (rental income less cost of operations, which excludes depreciation) to pre-depreciation cost of real estate facilities. Management believes that this measure is useful in evaluating the Company’s earnings relative to the associated accumulated investment over time.

(2)

EBITDA is a non-GAAP financial measure that represents net income before interest, depreciation and amortization and adjusted to exclude gains or losses from sales of depreciable real estate assets and impairment charges on real estate assets. Management believes that EBITDA is frequently used by analysts and investors in evaluating the operating performance of our business activities, including the impact of general and administrative expenses, and without the impact from gains or losses from sales of depreciable real estate assets.

PS Business Parks • 2020 Proxy Statement • 73

SUPPLEMENTAL NON-GAAP DISCLOSURES (UNAUDITED) CONTINUED

Ratio of FFO to Combined Fixed Charges and Preferred Distributions

The table below reflects ratio of FFO to combined fixed charges and preferred distributions (in thousands).

	For The Years Ended December 31,

	2015	2016	2017	2018	2019

FFO allocable to diluted common shares and units	$164,244	$179,882	$203,341	$225,766	$226,075
Interest expense	13,270	5,568	1,179	555	611
Allocation to preferred shareholders based upon
Distributions	59,398	57,276	52,873	51,880	54,346
Redemptions	2,487	7,312	10,978	—	11,007

FFO available to cover fixed charges	$239,399	$250,038	$268,371	$278,201	$292,039

Fixed charges (1)	14,428	6,452	1,685	555	611
Distribution to preferred shareholders	59,398	57,276	52,873	51,880	54,346

Combined fixed charges and preferred distributions	$73,826	$63,728	$54,558	$52,435	$54,957

Ratio of available FFO to combined fixed charges and preferred distributions paid	3.2	3.9	4.9	5.3	5.3

(1)	Fixed charges include interest expense and capitalized interest.

PS Business Parks • 2020 Proxy Statement • 74

ANNUAL MEETING OF SHAREHOLDERS OF
PS BUSINESS PARKS, INC.
April 22, 2020
GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, Proxy Statement and proxy card are available at
https://www.psbusinessparks.com/investor-relations/financial-reports/
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
Please detach along perforated line and mail in the envelope provided.
E10330DDD0000DDD000D 7 42220
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL THE LISTED NOMINEES AND FOR PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE.
1. Election of Directors
FOR ALL NOMINEES
NOMINEES:
Ronald L. Havner, Jr. Maria R. Hawthorne Jennifer Holden Dunbar James H. Kropp Kristy M. Pipes Gary E. Pruitt Robert S. Rollo Joseph D. Russell, Jr. Peter Schultz Stephen W. Wilson
WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR ALL EXCEPT
(See instructions below)
FOR AGAINST ABSTAIN
Advisory vote to approve the compensation of Named Executive Officers.
Ratification of appointment of Ernst & Young LLP, independent registered public accountants, to audit the accounts of PS Business Parks, Inc. for the fiscal year ending December 31, 2020.
Other matters: In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 20, 2020.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15TH AVENUE, BROOKLYN, NEW YORK 11219.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at the right and indicate your new address in the address space above Please note that changes to the registered name(s) on the account may not be submitted via this method
Signature of Shareholder Date Signature of shareholder Signature of Shareholder
Note: This proxy must be signed exactly as the name appears hereon When shares are held joinlly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign In partnership name by authorized person

PS BUSINESS PARKS, INC.
701 Western Avenue
Glendale, California 91201-2349
This Proxy/lnstruction Card is Solicited on Behalf of the Board of Directors
The undersigned, a record holder of Common Stock of PS Business Parks, Inc. and/or a participant in the PS 401 (k)/Profit Sharing Plan (the “401(k) Plan”), hereby (i) appoints Nathaniel A. Vitan and Maria R. Hawthorne, or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the shares of Common Stock held of record by the undersigned on February 28, 2020, at the Annual Meeting of Shareholders to be held on April 22, 2020 (the “Annual Meeting”) and any adjournments thereof, and/or (ii) authorizes and directs the trustee of the 401(k) Plan (the “Trustee”) to vote or execute proxies to vote, as instructed on the reverse side, all the shares of Common Stock credited to the undersigned’s account under the 401(k) Plan on February 28, 2020, at the Annual Meeting and any adjournments thereof. In their discretion, the Proxies and/or the Trustee are authorized to vote upon such other business as may properly come before the meeting.
THE PROXIES AND/OR THE TRUSTEE WILL VOTE ALL SHARES OF COMMON STOCK TO WHICH THIS PROXY/INSTRUCTION CARD RELATES IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON STOCK FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND IN FAVOR OF PROPOSALS 2 AND 3. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON STOCK CREDITED TO THE UNDERSIGNED’S ACCOUNT UNDER THE 401(k) PLAN, THE TRUSTEE WILL VOTE SUCH COMMON STOCK IN THE SAME PROPORTION AS SHARES FOR WHICH VOTING INSTRUCTIONS HAVE BEEN RECEIVED, UNLESS REQUIRED BY LAW TO EXERCISE DISCRETION IN VOTING SUCH SHARES.
401(k) Plan Participants-The undersigned, if a participant in the 401(k) Plan, hereby directs Wells Fargo Bank, N.A. as Trustee for the 401(k) Plan to vote all Common Shares allocated to my account as of February 28, 2020. I understand that I am to mail this confidential voting instruction card to American Stock Transfer & Trust Co. (“AST”), acting as tabulation agent and that my instructions must be received by AST no later than 10:00 a.m., Eastern Daylight Time, on April 20, 2020. If my instructions are not received by that date, or if the voting instructions are invalid because this form is not properly signed and dated, the shares in my account will be voted in accordance with the terms of the 401(k) Plan document.
(continued and to be signed on reverse side)
1.1 14475